    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          COMMUNITY BANK SYSTEM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             6712                            16-1213679
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------
                            5790 WIDEWATERS PARKWAY

                             DEWITT, NEW YORK 13214
                                 (315) 445-2282
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                               SANFORD A. BELDEN

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          COMMUNITY BANK SYSTEM, INC.
                            5790 WIDEWATERS PARKWAY
                             DEWITT, NEW YORK 13214
                                 (315) 445-2282
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH COPY TO:

             GEORGE J. GETMAN, ESQ.               and               EDWARD J. MOSES, ESQ.
           BOND, SCHOENECK & KING, LLP                   MACKENZIE SMITH LEWIS MICHELL & HUGHES LLP
               ONE LINCOLN CENTER                                  101 SOUTH SALINA STREET
          SYRACUSE, NEW YORK 13202-1355                           SYRACUSE, NEW YORK 13202
                 (315) 422-0121                                        (315) 474-7571

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM        PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                    AMOUNT TO BE         AGGREGATE OFFERING          AMOUNT OF
          SECURITIES TO BE REGISTERED                 REGISTERED(2)              PRICE(3)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value (including associated
  share purchase rights)(1).....................      952,317 shares           $12,676,396                $3,347
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Prior to the occurrence of certain events described in the Registrant's Stockholder Protection Rights Agreement (none of which events have occurred as of the filing of this Registration Statement), the associated share purchase rights will not be exercisable nor evidenced separately from the certificates representing the Registrant's common stock.

(2) Represents the estimated maximum number of shares of common stock, no par value, of the Registrant to be issued upon the consummation of the proposed merger to which this registration statement relates.

(3) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, based on the aggregate book value of the issued and outstanding shares of common stock of The Citizens National Bank of Malone as of September 30, 2000, which shares will be cancelled in the proposed merger to which this registration statement relates.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. COMMUNITY BANK SYSTEM MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND COMMUNITY BANK SYSTEM IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

                SUBJECT TO COMPLETION -- DATED OCTOBER 20, 2000

                           PROXY STATEMENT/PROSPECTUS

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

                      [CITIZENS NATIONAL BANK LETTERHEAD]

                                                            [            ], 2000

To Our Shareholders:

     We are pleased to enclose your Notice of Meeting and Proxy
Statement/Prospectus for the Special Meeting of Shareholders of The Citizens
National Bank of Malone to be held on [            ], 2000, at [  ]:[  ]
[ ].m., Eastern Time, at [the Malone Lodge of Elks, 67 Elm Street, Malone, New York 12953].

     You may have already heard about our pending merger with Community Bank, N.A. At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger with Community Bank System, Inc. and Community Bank. Pursuant to this merger agreement, Citizens National Bank will merge with and into Community Bank, subject to shareholder and regulatory approvals and other conditions.

     The merger cannot be completed without the approval of Citizens National Bank shareholders. In order for the merger agreement to be approved, at least two-thirds (2/3) of all of the outstanding shares of Citizens National Bank common stock must be voted in favor of the merger agreement. This means that a failure to vote for approval of the merger agreement would have the same effect as a vote against it. THE BOARD OF DIRECTORS OF CITIZENS NATIONAL BANK UNANIMOUSLY RECOMMENDS THAT CITIZENS NATIONAL BANK SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT.

     If the merger is completed, each share of Citizens National Bank common stock you own will automatically be converted into 1.7 shares of common stock of Community Bank System, except for those held by Citizens National Bank shareholders who properly exercise their dissenters' rights. Community Bank System is the parent bank holding company of Community Bank and its common stock is listed on the New York Stock Exchange under the symbol "CBU." On
[            ], 2000, the closing sale price for Community Bank System common
stock as reported on the New York Stock Exchange was $[     ] per share.

     Shareholders of Citizens National Bank generally will not recognize gain or loss for federal income tax purposes.

     The enclosed Proxy Statement/Prospectus contains more detailed information concerning the proposed merger and the Board's decision to approve it. We urge you to consider it carefully. Because of the significance of this merger to our bank, it is very important that your shares be represented at the Special Meeting, whether or not you plan to attend in person. We urge you to take the time to consider this important matter and vote now. In order to make sure that your vote is represented, please indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you attend the Special Meeting in person, you may revoke your proxy at the meeting and vote in person.

     On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval.

                                       Sincerely,

                                       /s/ PAUL M. CANTWELL, JR.
                                       -----------------------------------------
                                       Paul M. Cantwell, Jr.
                                       President

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON [               ], 2000

     A Special Meeting of the Shareholders of The Citizens National Bank of Malone will be held at [the Malone Lodge of Elks, 67 Elm Street, Malone, New
York 12953], on [            ], 2000 at [  :  ] [ ]m. Eastern Time, for the
following purposes:

          1. Merger. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 26, 2000, among Community Bank System, Community Bank and Citizens National Bank, which provides for the merger of Citizens National Bank with and into Community Bank; and

          2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

     Only holders of record of Citizens National Bank common stock at the close
of business on [            ], 2000 are entitled to the notice of and to vote at
the Special Meeting and any adjournments or postponements of the Special
Meeting.

     The affirmative vote of the holders of at least two-thirds ( 2/3) of the outstanding Citizens National Bank common stock is required for approval of the merger agreement. This means that a failure to vote in favor of the approval of the merger agreement has the same effect as a vote against it. Therefore, your vote is important regardless of the number of shares you own. Even if you plan to attend the Special Meeting, we urge you to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to the Special Meeting. If you are present at the Special Meeting, or at any adjournments or postponements of the Special Meeting, you may revoke your proxy and vote personally on each matter brought before the Special Meeting.

     If you have any questions or require assistance, please call me, Patricia Prue, Vice President/Cashier and Corporate Secretary, at (518) 483-3400 or Paul
M. Cantwell, Jr., our Chairman and President, at (518) 483-1511.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ PATRICIA PRUE
                                         ---------------------------------------
                                         Patricia Prue
                                         Corporate Secretary

                                   IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE THAT YOUR VOTE IS REPRESENTED AT THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE BOARD OF DIRECTORS OF CITIZENS NATIONAL BANK UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
                            ------------------------

WHEN YOU ARE EVALUATING THE MERGER, YOU SHOULD CONSIDER THE RISK FACTORS APPEARING ON PAGE [ ] OF THIS DOCUMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMUNITY BANK SYSTEM COMMON STOCK TO BE ISSUED OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMUNITY BANK SYSTEM COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                            ------------------------

             Proxy Statement/Prospectus dated [            ], 2000.
First mailed to Citizens National Bank shareholders on or about [            ],
                                     2000.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................  iii
WHO CAN HELP ANSWER YOUR QUESTIONS..........................    v
SUMMARY.....................................................    1
SELECTED FINANCIAL INFORMATION OF COMMUNITY BANK SYSTEM.....    6
RISK FACTORS................................................    8
  The Value of the Community Bank System Common Stock You
     Receive in the Merger May Vary.........................    8
  We May Fail to Implement the Merger Successfully, Achieve
     Savings and Realize the Other Anticipated Benefits from
     the Merger Because of Difficulties in Integrating Our
     Business Operations....................................    8
  Changes In Interest Rates Affect Our Profitability and
     Assets.................................................    8
  Regional Economic Factors May Have an Adverse Impact on
     Our Business...........................................    8
  We Face Strong Competition from Other Banks and Financial
     Institutions which can Hurt Our Business...............    9
  Community Bank System Depends on Dividends from Community
     Bank for Cash Revenues, but Those Dividends are Subject
     to Restrictions........................................    9
  Anti-Takeover Provisions May Prevent or Discourage
     Takeover Attempts in Which Our Stockholders May Receive
     a Premium..............................................    9
A WARNING ABOUT FORWARD-LOOKING INFORMATION.................    9
PER SHARE DATA OF COMMUNITY BANK SYSTEM.....................   10
MARKET PRICE AND DIVIDEND INFORMATION.......................   10
THE COMPANIES...............................................   12
SPECIAL MEETING OF THE SHAREHOLDERS OF CITIZENS NATIONAL
  BANK......................................................   12
  General...................................................   12
  Record Date; Voting Power.................................   12
  Vote Required.............................................   13
  Recommendation of the Citizens National Bank Board........   13
  Solicitation and Revocation of Proxies....................   13
  Other Matters.............................................   14
THE MERGER..................................................   15
  General...................................................   15
  Background of the Merger..................................   15
  Reasons for the Merger....................................   18
     Community Bank System..................................   18
     Citizens National Bank.................................   19
  Interest of Certain Citizens National Bank Directors and
     Executive Officers in the Merger.......................   19
  Consideration to be Received in the Merger................   20
  Material Federal Income Tax Consequences..................   21
  Accounting Treatment of the Merger........................   22
THE MERGER AGREEMENT........................................   24
  Exchange of Certificates..................................   24
  Representations and Warranties............................   24
  Conditions to the Merger..................................   25
  Termination...............................................   26
  Conduct of Business prior to Completion of the Merger;
     Covenants..............................................   26
  No Solicitation of Takeover Proposals.....................   28
  Fees and Expenses; Reimbursement of Expenses..............   28
  Employees and Employee Benefits...........................   29

  Indemnification............................................................................................         29
  Dividends..................................................................................................         29
  Amendment and Waiver.......................................................................................         30
  Voting Agreements with Directors of Citizens National Bank.................................................         30
  Resales of Community Bank System Common Stock..............................................................         30
  New York Stock Exchange Listing............................................................................         31
  Regulatory Approvals and Notices for the Merger............................................................         31
     The Comptroller of the Currency.........................................................................         31
     Federal Reserve Board...................................................................................         31
ADDITIONAL INFORMATION CONCERNING CITIZENS NATIONAL BANK.....................................................         32
  Principal Shareholders.....................................................................................         32
  Certain Information Concerning Paul M. Cantwell, Jr........................................................         32
DISSENTING SHAREHOLDERS' RIGHTS..............................................................................         34
  General....................................................................................................         34
  Who May Exercise Appraisal Rights..........................................................................         34
  Electing Appraisal Rights..................................................................................         34
  Determining Value of Dissenting Shareholders' Shares.......................................................         35
DESCRIPTION OF CAPITAL STOCK OF COMMUNITY BANK SYSTEM........................................................         35
  General....................................................................................................         36
  Common Stock...............................................................................................         36
  Certain Certificate of Incorporation and Bylaws Provisions.................................................         36
  Rights Plan................................................................................................         37
COMPARISON OF RIGHTS OF HOLDERS OF CITIZENS NATIONAL BANK COMMON STOCK AND COMMUNITY BANK SYSTEM COMMON
  STOCK......................................................................................................         38
EXPERTS......................................................................................................         43
LEGAL MATTERS................................................................................................         43
WHERE YOU CAN FIND MORE INFORMATION..........................................................................         44

                                                              ANNEX
                                                              -----
Agreement and Plan of Merger, dated as of September 26,
  2000, by and among Community Bank System, Inc., Community
  Bank, N.A. and The Citizens National Bank of Malone.......    A
Section 215a of Title 12 of the United States Code..........    B

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: COULD YOU TELL ME MORE ABOUT COMMUNITY BANK AND COMMUNITY BANK SYSTEM?

A: Community Bank is a commercial banking franchise headquartered in Upstate New
   York, with 67 customer facilities and 50 ATM's stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie.

   Community Bank is a community retail bank committed to the philosophy of serving the financial needs of customers in local communities. Community Bank emphasizes the local character of business, knowledge of the customer and customer needs, comprehensive retail and small business products, and rapid decision-making at the branch and regional level. Community Bank and its subsidiaries offer a range of commercial and retail banking and financial services in their market areas to business, individual, agricultural and government customers. Community Bank and its employees strive to support, and to actively engage in important initiatives in, local communities within the market areas it serves.

   Community Bank System is the parent company of Community Bank and is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Its common stock is publicly traded on the New York Stock Exchange under the symbol CBU. On a consolidated basis, Community Bank System had approximately $1.9 billion in assets as of June 30, 2000. For additional information about Community Bank System, please see "Where You Can Find More Information" on page [ ].

Q: DOES CITIZENS NATIONAL BANK'S BOARD OF DIRECTORS HAVE A RECOMMENDATION ON HOW
   I SHOULD VOTE ON THE MERGER?

A: Yes. Citizens National Bank's Board of Directors unanimously recommends that the shareholders vote in favor of the approval of the merger agreement.

Q: WHAT ARE COMMUNITY BANK SYSTEM'S PLANS FOR CITIZENS NATIONAL BANK BRANCHES
   AND EMPLOYEES?

A: Community Bank System intends to keep open all existing customer facilities of Citizens National Bank after the merger. In addition to job opportunities in Citizens National Bank's five branches, employees will have an opportunity to apply for positions at other Community Bank branches and operation centers through an internal job posting system.

Q: WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the Special Meeting.

   If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger.

   You may attend the Special Meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the meeting by following the directions on page [ ] and either change your vote by giving a new proxy or attend the meeting and vote in person.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: For each share of Citizens National Bank common stock you own before the merger, you will receive 1.7 shares of Community Bank System common stock. However, no fractional shares of Community Bank System common stock will be issued in the merger. Instead, any fractional shares you would have received in the merger will be rounded to the nearest whole number of shares.

   For example:

   - If you own 500 shares of Citizens National Bank common stock, you will receive 850 shares of Community Bank System common stock in the merger. This is because 500 shares multiplied by 1.7 is 850 shares.

   - If you own 125 shares of Citizens National Bank common stock, you will receive 213 shares of Community Bank System common stock in the merger. 125 shares multiplied by 1.7 is 212.5 shares. Because all fractional shares will be rounded to the nearest whole number of shares, 212.5 shares will be rounded up to 213 shares.

   - If you own 12 shares of Citizens National Bank common stock, you will receive 20 shares of Community Bank System common stock in the merger. 12 shares multiplied by 1.7 is 20.4 shares. Again, all fractional shares will be rounded to the nearest whole number of shares. Therefore, 20.4 shares will be rounded down to 20 shares.

   You should bear in mind that the exchange ratio of 1.7 described above is fixed. The exchange ratio will not be adjusted even if the market value of Community Bank System changes before the merger. The market value of Community Bank System common stock is subject to fluctuation. Therefore, the value of a share of Community Bank System common stock as of the effective date of the merger and after the merger could differ from the current market value of Community Bank System common stock. A change in the market value of Community Bank System common stock will cause an increase or decrease in the value of the consideration you will receive in the merger.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your stock certificates for shares of Community Bank System. Please do not send in your stock certificates with your proxy.

Q: WHO IS THE EXCHANGE AGENT FOR THE MERGER?

A: American Stock Transfer & Trust Company is the exchange agent. American Stock
   Transfer is the transfer agent for Community Bank System's common stock.

Q: HOW DO I LEARN MORE ABOUT COMMUNITY BANK SYSTEM AND ITS COMMON STOCK?

A: Please see pages [ ] through [ ] and pages [ ] through [ ] of this document for information regarding market price, dividends and other features of Community Bank System common stock.

   You should also see pages [ ] through [ ] to find out how to obtain more information about Community Bank System.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: Generally, you should not recognize any gain or loss for U.S. federal income tax purposes. We describe the material U.S. federal income tax consequences of the merger in more detail on pages [ ] to [ ]. The tax consequences of the merger to you will depend upon the facts of your own situation. Please consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q: WHAT IF I WISH TO DISSENT?

A: If you vote against the merger or give written notice at or prior to the meeting that you dissent from the merger and follow the specific steps to perfect your dissenters' rights, you will have the right to seek appraisal of your shares and receive a cash amount as determined in accordance with provisions of the National Bank Act, which are attached as Annex B. You may lose your dissenters' rights if you do not follow the procedures described in the National Bank Act. For more information on your dissenters' rights, please see page [ ]. You should be aware that if you receive cash in the merger as a result of exercising your dissenters' rights, you will recognize a gain or loss for federal income tax purposes. Please see "Federal Income Tax Treatment of Dissenters" on page [ ].

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: No. Your broker will vote your shares of Citizens National Bank common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not give instructions to your broker, your broker will not be able to vote your shares and this will have the effect of voting against the merger agreement.

Q: HOW DO THE DIRECTORS OF CITIZENS NATIONAL BANK PLAN TO VOTE?

A: All of your directors have committed that they will vote their shares in favor of the merger agreement. As of the record date for the Special Meeting, Citizens National Bank directors and certain of their related parties together held 77,970 shares, or approximately 13.9% of the outstanding Citizens National Bank common stock. In addition, James B. Cantwell has also agreed to vote all of his 44,947 shares (approximately 8.0% of the outstanding Citizens National Bank common stock) in favor of the merger agreement. James B. Cantwell is a brother of Paul M. Cantwell, Jr., the Chairman and President of Citizens National Bank.

Q: WHAT RISKS SHOULD I CONSIDER BEFORE I VOTE ON THE MERGER?

A: You should read "Risk Factors" on pages [  ] to [  ].

Q: WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We are working to complete the merger during the fourth quarter of 2000. We must first obtain the necessary regulatory approvals and the approval of the Citizens National Bank shareholders at the Special Meeting and satisfy other conditions. We cannot assure you as to when or if all the conditions to the merger will be met, and it is possible we will not complete the merger at all.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                     Patricia Prue, Vice President/Cashier
                                       or
                 Paul M. Cantwell, Jr., Chairman and President
                      The Citizens National Bank of Malone
                                  6 Elm Street
                             Malone, New York 12953
                 Telephone: (518) 483-3400 (for Patricia Prue)
                   (518) 483-1511 (for Paul M. Cantwell, Jr.)

     Please see "Where You Can Find More Information" on page [ ] to find out where you can find more information about Community Bank System.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents we refer you to. See "Where You Can Find More Information" on page [ ].

     We have attached the merger agreement to this document as Annex A. Please read that document carefully. It is the legal document that governs the merger and your rights in the merger.

GENERAL (PAGE [ ])

     We are proposing a merger of Citizens National Bank into Community Bank, a wholly-owned subsidiary of Community Bank System. The merger will combine Citizens National Bank with Community Bank. Community Bank will continue in existence as a wholly owned subsidiary of Community Bank System. We believe that the merger will create opportunities for the combined banks to apply their similar banking philosophy to realize enhanced revenues through asset growth and the diversification of products and services offered to Citizens National Bank customers.

THE COMPANIES (PAGE [ ])

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway
DeWitt, New York 13214
(315) 445-2282

     Community Bank System is a bank holding company operating Community Bank, which currently has 67 customer facilities and 50 ATM's in 18 counties in Upstate New York: St. Lawrence, Jefferson, Lewis, Oneida, Cayuga, Seneca, Ontario, Oswego, Wayne, Yates, Allegany, Cattaraugus, Tioga, Steuben, Chautauqua, Franklin, Herkimer, and Onondaga. Community Bank and its subsidiaries offer a broad range of commercial banking, trust, pension administration, investment and financial services to business, individual, agricultural and government customers.

     Community Bank is Community Bank System's principal asset. At June 30, 2000 and on a consolidated basis, Community Bank System had approximately $1.9 billion in total assets, $1.4 billion in total deposits, $1.0 billion in total loans and shareholders' equity of $114 million.

THE CITIZENS NATIONAL BANK OF MALONE
6 Elm Street
Malone, New York 12953
(518) 483-3400

     Citizens National Bank is an eighty-year old national bank which has five customer branches and four ATM's in Malone, Chateaugay and Brushton in Franklin County, New York and Hermon in St. Lawrence County, New York. At June 30, 2000, Citizens National Bank had $115 million in total assets, $92 million in total deposits, $59 million in total loans and shareholders' equity of $12 million.

SPECIAL MEETING OF THE SHAREHOLDERS OF CITIZENS NATIONAL BANK (PAGE [  ])

     The Special Meeting of the Citizens National Bank shareholders will be held at [the Malone Lodge of Elks, 67 Elm Street, Malone, New York 12953], at
[  ]:[  ] [  ].m., Eastern time, on [            ], 2000. At the Special
Meeting, you will vote on a proposal to approve the merger agreement.

RECORD DATE; VOTING POWER (PAGES [  ] AND [  ])

     You are entitled to vote at the Special Meeting if you owned shares of
Citizens National Bank on the record date of [            ], 2000. As of that
date, there were 560,000 shares of Citizens National Bank common stock issued and outstanding held by approximately 317 holders of record. You will be entitled to one vote per share on any matter that may properly come before the Special Meeting.

VOTE REQUIRED (PAGES [ ] AND [ ])

     Approval of the merger agreement requires the affirmative vote of two-thirds (2/3) of the outstanding shares of Citizens National Bank common stock. This means that if you fail to vote or abstain from voting, it would have the same effect as voting against the merger.

     Approval of the Community Bank System shareholders is not required for the merger.

SHARE OWNERSHIP OF CITIZENS NATIONAL BANK MANAGEMENT (PAGE [ ])

     On the record date, the executive officers and directors of Citizens National Bank, including certain related parties, had voting power with respect to an aggregate of 80,740 shares of Citizens National Bank common stock, or approximately 14.4% of the shares of the Citizens National Bank common stock then outstanding. Of this amount, the directors of Citizens National Bank and certain of their related parties owned a total of 77,970 shares, or approximately 13.9% of the outstanding shares of Citizens National Bank common stock.

     Each director of Citizens National Bank executed an agreement which commits each director to vote his or her shares in favor of the merger agreement. In addition, James B. Cantwell, a brother of Paul M. Cantwell, Jr., the Chairman and President of Citizens National Bank, also agreed to vote all of his 44,947 shares of Citizens National Bank common stock (representing approximately 8.0% of the outstanding Citizens National Bank common stock) in favor of the approval of the merger agreement.

RECOMMENDATION OF CITIZENS NATIONAL BANK'S BOARD OF DIRECTORS (PAGE [ ])

     Citizens National Bank's Board of Directors has unanimously approved the merger agreement, and recommends a vote FOR approval of the merger agreement. You should refer to the reasons that the Board of Directors considered in determining whether to approve and adopt the merger agreement on pages [ ] through [ ].

TERMS OF THE MERGER AGREEMENT (PAGE [ ])

     The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement in its entirety. It is the legal document that governs the merger and your rights in it. We also encourage you to read the risk factors beginning on page [ ].

     General. The merger agreement provides that Citizens National Bank will merge with and into Community Bank, with Community Bank continuing as a wholly-owned subsidiary of Community Bank System.

     Merger Consideration. If the merger is completed, you will receive 1.7 shares of Community Bank System common stock for each share of Citizens National Bank common stock you own, unless you had properly exercised your dissenters' rights. However, no fractional shares will be issued in the merger. Instead, all fractional shares will be rounded to the nearest whole number of shares. The exchange ratio of 1.7 is fixed and will not be adjusted even if the market price of Community Bank System common stock fluctuates before the merger.

     Completion of the Merger. The merger will become effective at the date and time chosen by Community Bank and Citizens National Bank assuming that at least 10 days' prior written notice of the effective date of the merger is provided to the Comptroller of the Currency and that the Citizens National Bank shareholders approve the merger at the Special Meeting and all other conditions to the merger are already satisfied. After the merger, the Comptroller of the Currency will mail a certificate to Community Bank certifying the completion of the merger.

     Conditions to the Merger. The completion of the merger depends upon the satisfaction of a number of conditions, including:

     - Citizens National Bank shareholders approve the merger agreement by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Citizens National Bank common stock;

     - Citizens National Bank and Community Bank receive all approvals or consents required by law from any applicable governmental agency, and all applicable notice or waiting periods have expired;

     - the Securities and Exchange Commission declares effective the registration statement covering the Community Bank System shares to be issued in the merger, and the registration statement is not the subject of any stop order or proceeding seeking a stop order;

     - Community Bank System has complied with the rules and regulations of all applicable state securities commissions or agencies concerning the merger;

     - the New York Stock Exchange lists the Community Bank System common stock to be issued in the merger, subject to official notification of issuance; and

     - PricewaterhouseCoopers LLP, Community Bank System's independent auditors (or any other firm acceptable to the parties), delivers an opinion to Citizens National Bank and to Community Bank System that the merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.

     Unless prohibited by law, either Citizens National Bank or Community Bank System could elect to waive a condition designed for its benefit that has not been satisfied and complete the merger anyway.

     Fees and Expenses. Citizens National Bank and Community Bank System will each pay its own expenses in connection with the merger, except that Citizens National Bank and Community Bank System will share equally all filing fees paid to the Securities and Exchange Commission in connection with the registration statement for the merger, and all costs associated with the printing and mailing of this document. Under certain circumstances, Citizens National Bank is required to reimburse Community Bank System and Community Bank for their expenses up to $75,000. For details, please see "Reimbursement of Expenses" on page [ ].

     Termination. Either Citizens National Bank or Community Bank System may call off the merger under certain circumstances, including if:

     - we both consent in writing to the termination;

     - the merger is not completed before March 31, 2001, unless the merger was not completed because the party seeking to terminate breached a covenant or obligation of the merger agreement;

     - we are not able to obtain required governmental approvals, after all appeals and requests for reconsideration have been exhausted;

     - any governmental entity issues a final and non-appealable order to prohibit the completion of the merger;

     - Citizens National Bank shareholders do not approve the merger agreement;
       or

     - the other party materially breaches, and does not cure within 30 days, any of the representations, warranties or any covenant it has made under the merger agreement, and the breach entitles the non-breaching party to not complete the merger.

     Reimbursement of Expenses. If the merger agreement is terminated and within 12 calendar months of the termination any entity or person enters into an agreement with Citizens National Bank to:

     - merge or consolidate with Citizens National Bank or effect a similar transaction;

     - acquire all or substantially all of the assets of the Citizens National Bank;

     - acquire beneficial ownership of (or a right to acquire beneficial ownership of or to vote) 25% or more of the outstanding shares of Citizens National Bank common stock;

then Citizens National Bank must immediately reimburse Community Bank System for its and Community Bank's costs and expenses, including professional fees, paid in connection with the merger agreement and the merger, up to a maximum of $75,000. Citizens National Bank, however, will not be required to reimburse Community Bank System or Community Bank unless the merger agreement was terminated by Community Bank System because:

     - Citizens National Bank breached the merger agreement and did not cure the breach within 30 days after given notice of it; or

     - the merger did not close before March 31, 2001 due to Citizens National Bank's failure to perform or observe its obligations under the merger agreement.

INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF CITIZENS NATIONAL BANK IN THE MERGER (PAGE [ ])

     When you consider the recommendation of the Citizens National Bank Board, you should be aware that all of the directors and an executive officer of Citizens National Bank have interests in the merger that are different from, and may conflict with, your interests. The Citizens National Bank Board knew about these interests and determined that they did not affect the benefits to you of the merger.

     In the merger agreement, Community Bank System has agreed to offer a five-year consulting agreement to Paul M. Cantwell, Jr., the Chairman and President of Citizens National Bank. Under this agreement, Mr. Cantwell will provide consulting services to facilitate the transition of Citizens National Bank's business and operations to Community Bank, develop new business opportunities in the market areas served by Citizens National Bank, and advise Community Bank regarding corporate and business matters. Mr. Cantwell will serve as a part-time consultant to Community Bank and will be paid $50,000 per year. Community Bank System has also agreed to "gross-up" any Medicare and social security taxes (but not Federal, state or local income taxes) payable by Mr. Cantwell on this amount, meaning in effect that Community Bank System will pay his Medicare and social security taxes. In any given year, Mr. Cantwell will not be required to provide more than 250 hours of service. Community Bank System also agreed to maintain and pay for life insurance coverage to Mr. Cantwell's beneficiaries. This coverage will be for no less than the remaining payments under the consulting agreement. Finally, Community Bank System will make available health insurance coverage for Mr. Cantwell and his spouse on the same basis as its employees until age 65 and, thereafter, on the same basis as other retirees of Community Bank System.

     In the merger agreement, Community Bank System and Community Bank have agreed to elect Mr. Cantwell to their Boards of Directors.

     In the past, Mr. Cantwell's law firm, Cantwell & Cantwell, has provided legal services to Citizens National Bank. It is expected that, after the merger, Cantwell & Cantwell will become an approved services provider for Community Bank and will continue to provide legal services to Community Bank for certain banking matters in Clinton and Franklin Counties.

     In addition, Community Bank System has agreed to appoint all of the existing directors of Citizens National Bank (other than Mr. Cantwell) to a newly formed advisory council. The purpose of the advisory council is to advise Community Bank on banking activities in Citizens National Bank's market area, the transition of business relationships after the merger, and the continued development of business relationships throughout Northern New York State. In return for serving on this council for two years, members will receive 1,000 shares of Community Bank System common stock. These shares will be "restricted", meaning that 500 shares will become "vested" after the first year following the merger and the remaining 500 shares will be vested on the second anniversary of the merger. Until the restricted shares are vested, they will be cancelled automatically if their owner no longer serves on the advisory council for any reason.

     After two years, the advisory council will consist of only those members who are then younger than age 70, which is Community Bank System's mandatory retirement age. Members of the advisory council who continue to serve after the second anniversary of the merger will be entitled to receive 250 shares of restricted stock of Community Bank per year. These restricted shares will also vest over two years. After the fourth anniversary of the merger, Community Bank System Board will have the sole discretion to either continue or discontinue the advisory council.

DIRECTORS OF COMMUNITY BANK SYSTEM AND COMMUNITY BANK FOLLOWING THE MERGER (PAGE [ ])

     Upon completion of the merger, there will be no change to the current directors of Community Bank System and Community Bank, except that Paul M. Cantwell, Jr. will serve as a director on both Boards of Directors.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE [ ])

     For U.S. federal income tax purposes, you will not generally recognize any gain or loss from the merger.

ACCOUNTING TREATMENT (PAGE [ ])

     We will account for the merger under the purchase method of accounting. This means that Community Bank System will treat the two companies as one company beginning on the date of the merger. Community Bank System will record the fair market value of Citizens National Bank's assets and liabilities on its financial statements. Any difference in the purchase price paid by Community Bank System in the merger and the fair market value of Citizens National Bank's tangible assets, net of its liabilities, will be recorded on the books of Community Bank System as goodwill. Goodwill resulting from accounting for the merger under the purchase method of accounting will be amortized over periods of up to 15 years as charges to Community Bank System's earnings.

RESALES OF COMMUNITY BANK SYSTEM COMMON STOCK (PAGE [ ])

     Shares of Community Bank System common stock which you receive in the merger will be freely transferable, unless you are an affiliate of Citizens National Bank at the time the Special Meeting is held. Under applicable federal securities laws, affiliates generally include directors, executive officers and 10% or greater shareholders of Citizens National Bank common stock. If you are an affiliate of Citizens National Bank at the time of the Special Meeting, there are certain restrictions on your ability to transfer shares you receive in the merger. These restrictions are described on page [ ] through [ ].

REGULATORY APPROVALS (PAGE [ ])

     Citizens National Bank and Community Bank must make certain filings with or obtain approvals from certain regulatory authorities to effect the merger. This includes the approval of the Comptroller of the Currency. Community Bank filed the application with the Comptroller of the Currency on October 13, 2000. In addition, Community Bank System must apply to list the common stock to be issued in the merger with the New York Stock Exchange.

CITIZENS NATIONAL BANK DISSENTERS' RIGHTS (PAGE [ ])

     In the event that you do not wish to accept the merger consideration being offered by Community Bank System for your shares of Citizens National Bank common stock pursuant to the merger agreement, you have the right to dissent from the merger and seek an appraisal of your shares in accordance with the provisions of the National Bank Act.

DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (PAGE [ ])

     Your rights as a Citizens National Bank shareholder are currently governed by the National Bank Act and Citizens National Bank's articles of association and bylaws. If you receive Community Bank System common stock, you will become a stockholder of Community Bank System and your rights will be governed by Delaware law and Community Bank System's certificate of incorporation and bylaws.

            SELECTED FINANCIAL INFORMATION OF COMMUNITY BANK SYSTEM

     The following information is provided to assist you in analyzing the financial aspects of the merger. This information is based on Community Bank System's audited consolidated financial statements for the years ended December 31, 1995 through 1999 and from Community Bank System's unaudited financial statements for the six months ended June 30, 1999 and 2000. The information is only a summary and should be read in conjunction with the financial statements and related notes and management's discussions and analysis contained in the annual, quarterly and other reports filed by Community Bank System with the Securities and Exchange Commission. For information on how to obtain these
reports, please refer to "Where You Can Find More Information" on page [     ].

                                     SIX MONTHS ENDED
                                         JUNE 30,
                                        (UNAUDITED)                            YEARS ENDED DECEMBER 31,
                                  -----------------------   --------------------------------------------------------------
                                     2000         1999         1999         1998         1997         1996         1995
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income.................  $   70,125   $   58,873   $  123,888   $  122,938   $  117,628   $   97,688   $   83,387
Interest expense................      34,381       26,482       55,947       58,543       54,752       42,422       36,307
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income.............      35,744       32,391       67,941       64,395       62,876       55,266       47,080
Provision for possible loan
  losses........................       2,916        2,590        5,136        5,123        4,480        2,897        1,765
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income after
  provision for possible loan
  losses........................      32,828       29,801       62,805       59,272       58,396       52,369       45,315
Non-interest income.............       9,429        7,983       15,487       17,040       11,808        8,874        6,558
Non-interest expense............      27,678       26,407       52,734       51,876       45,799       37,450       33,019
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Cumulative effect of change in
  accounting principle..........           0            0            0          328            0            0            0
Income before income taxes......      14,579       11,377       25,559       24,764       24,406       23,793       18,854
Provision for income taxes......       4,374        3,641        7,923        9,036        8,844        9,660        7,384
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income....................  $   10,205   $    7,736   $   17,635   $   15,728   $   15,562   $   14,133   $   11,470
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
END OF PERIOD BALANCE SHEET
  DATA:
Total assets....................  $1,931,222   $1,741,172   $1,840,702   $1,680,689   $1,633,742   $1,343,865   $1,152,045
Loans net of unearned
  discount......................   1,063,223      942,380    1,009,223      917,220      843,212      652,474      560,151
Earning assets (includes market
  value adjustments)............   1,775,263    1,582,114    1,664,110    1,510,760    1,455,139    1,231,058    1,034,183
Total deposits..................   1,410,495    1,371,796    1,360,306    1,378,066    1,345,686    1,027,213    1,016,946
Long-term debt..................      95,000       70,000       70,000       70,000       25,000      100,000       25,550
Trust securities................      29,821       29,814       29,817       29,810       29,804            0            0
Shareholders' equity............     114,197      113,294      108,487      120,165      118,012      109,352      100,060
AVERAGE BALANCE SHEET DATA:
Total assets....................  $1,871,029   $1,681,270   $1,723,212   $1,670,624   $1,491,920   $1,251,826   $1,054,610
Loans net of unearned
  discount......................   1,031,635      922,836      951,167      884,751      749,596      602,717      519,762
Earning assets (excludes market
  value adjustments)............   1,744,164    1,519,452    1,572,356    1,512,175    1,363,703    1,147,455      975,257
Total deposits..................   1,399,684    1,372,204    1,369,269    1,396,700    1,213,793    1,032,169      871,050
Long-term debt..................      80,714       70,000       70,003       89,805       79,863       57,006        3,399
Trust securities................      29,819       29,812       29,814       29,810       27,290            0            0
Shareholders' equity............     110,083      119,934      115,876      120,936      110,689      103,398       84,231
COMMON PER SHARE DATA:
Net income......................  $     1.42   $     1.05   $     2.42   $     2.05   $     2.02   $     1.83   $     1.70
Cash dividend declared..........        0.50         0.46         0.96         0.86         0.76         0.69         0.62

                                     SIX MONTHS ENDED
                                         JUNE 30,
                                        (UNAUDITED)                            YEARS ENDED DECEMBER 31,
                                  -----------------------   --------------------------------------------------------------
                                     2000         1999         1999         1998         1997         1996         1995
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Period-end book
  value -- stated...............       16.33        15.86        15.30        16.47        15.56        14.03        12.99
Period-end book
  value -- tangible.............        8.70         8.54         8.32         9.01         7.82         9.85         8.37
Common Outstanding Shares:
Average during period (including
  common stock equivalents).....   7,176,149    7,321,569    7,213,394    7,670,711    7,676,326    7,482,518    6,522,410
End of period (excluding common
  stock equivalents)............   6,993,059    7,144,329    7,092,259    7,296,453    7,586,512    7,474,406    7,358,450
SELECTED RATIOS:
Return on average total
  assets........................        1.10%        0.93%        1.02%        0.94%        1.04%        1.13%        1.09%
Return on average shareholders'
  equity (excludes preferred
  stock)........................       18.64%       13.01%       15.22%       13.01%       14.09%       13.88%       13.85%
Common dividend payout ratio....       34.63%       43.01%       39.05%       41.15%       37.30%       37.27%       34.79%
Net interest margin (taxable
  equivalent basis).............        4.42%        4.56%        4.46%        4.31%        4.64%        4.86%        4.88%
Noninterest income to average
  assets........................        0.50%        0.47%        0.90%        1.02%        0.79%        0.71%        0.64%
Noninterest income to operating
  income........................       20.10%       18.30%       18.70%       19.00%       15.30%       13.60%       12.10%
Efficiency ratio................       52.90%       56.50%       55.20%       58.50%       55.00%       53.40%       56.70%
Non-performing loans to
  period-end total loans........        0.61%        0.50%        0.57%        0.43%        0.49%        0.44%        0.36%
Non-performing assets to
  period-end total loans and
  other real estate owned.......        0.69%        0.60%        0.67%        0.56%        0.60%        0.55%        0.47%
Allowance for loan losses to
  period-end loans..............        1.37%        1.39%        1.33%        1.36%        1.47%        1.25%        1.25%
Allowance for loan losses to
  period-end non-performing
  loans.........................      224.21%      277.53%      234.93%      312.12%      297.96%      285.58%      349.69%
Allowance for loan losses to
  period-end non-performing
  assets........................      199.87%      229.84%      203.45%      240.74%      246.02%      224.33%      267.40%
Net charge-offs (recoveries) to
  average total loans...........        0.34%        0.43%        0.44%        0.58%        0.50%        0.29%        0.21%
Average net loans to average
  total deposits................       73.70%       67.25%       69.47%       63.35%       61.76%       58.39%       59.67%
Period-end total shareholders'
  equity to period end assets...        5.91%        6.51%        5.89%        7.15%        7.22%        8.14%        8.69%
Tier I capital to risk-adjusted
  assets........................        8.82%        9.18%        9.28%        9.24%        9.28%       10.70%       10.62%
Total risk-based capital to
  risk-adjusted assets..........       10.07%       10.43%       10.50%       10.49%       10.53%       11.83%       11.76%
Tier I leverage ratio...........        5.54%        5.71%        5.80%        5.71%        5.67%        5.88%        5.83%

                                  RISK FACTORS

     In addition to the other information included in this document, you should consider the matters described below carefully in determining whether to approve the merger agreement.

THE VALUE OF THE COMMUNITY BANK SYSTEM COMMON STOCK YOU RECEIVE IN THE MERGER MAY VARY

     Upon completion of the merger, each share of Citizens National Bank common stock will be automatically converted into 1.7 shares of Community Bank System common stock. This exchange ratio is fixed and there will be no adjustment even if the market price of Community Bank System common stock fluctuates higher or lower. Citizens National Bank is not permitted to "walk away" from the merger because of changes in Community Bank System's stock price. As a result, the value of the shares you receive in the merger will not be known at the time you vote on the merger and may go up or down as the market price of Community Bank System common stock goes up or down. The specific dollar value of Community Bank System common stock to be received by you upon completion of the merger will depend on the market value of Community Bank System common stock at the time of completion of the merger. The share price of Community Bank System common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and have experienced volatility. We cannot predict the market prices of Community Bank System common stock at any time before the completion of the merger or as to the market price of Community Bank System common stock after the completion of the merger.

WE MAY FAIL TO IMPLEMENT THE MERGER SUCCESSFULLY, ACHIEVE SAVINGS AND REALIZE THE OTHER ANTICIPATED BENEFITS FROM THE MERGER BECAUSE OF DIFFICULTIES IN INTEGRATING OUR BUSINESS OPERATIONS

     The integration of our banks following the merger will be complex and time-consuming and will present us with challenges. As a result, we may not be able to operate the combined bank as effectively as we expect. We may also fail to achieve the anticipated potential benefits of the merger as quickly or as cost effectively as we anticipate or may not be able to achieve those benefits at all. Specifically, we will face significant challenges integrating the two banks' organizations, procedures and operations in a timely and efficient manner and retaining key personnel. In addition, the management of Community Bank System will have to dedicate substantial effort to integrating our two banks and, therefore, its focus and resources may be diverted from other strategic opportunities and from operational matters.

CHANGES IN INTEREST RATES AFFECT OUR PROFITABILITY AND ASSETS

     Changes in prevailing interest rates may hurt our business. We derive our income mainly from the difference or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can affect our income.

     Changes in market interest rate could reduce the value of our financial assets. Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decrease in value as interest rates rise. In addition, interest rates affect how much money we can lend. For example, when interest rates rise, loan originations tend to decrease.

     If we are unsuccessful in managing the effects of changes in interest rates, our financial conditions and results of operations could suffer.

REGIONAL ECONOMIC FACTORS MAY HAVE AN ADVERSE IMPACT ON OUR BUSINESS.

     Substantially all of Community Bank System's business, both before and after the merger, is and will be with customers in Upstate New York. Most of our customers are individuals and small and medium-sized businesses which are dependent upon the regional economy. Adverse changes in economic and business conditions in our markets could adversely affect our borrowers, their ability to repay their loans and to borrow additional funds or buy financial services and products from us, and consequently our financial condition and performance.

WE FACE STRONG COMPETITION FROM OTHER BANKS AND FINANCIAL INSTITUTIONS WHICH CAN HURT OUR BUSINESS

     We conduct our banking operations in a number of competitive local markets. In those markets, we compete against commercial banks, savings banks, savings and loans associations, credit unions, mortgage banks, brokerage firms, and other financial institutions. Many of these entities are larger organizations with significantly greater financial, management and other resources than us, and they offer the same or similar banking or financial services that we offer in our markets. Moreover, new and existing competitors may expand their business in or into our markets. Increased competition in our markets may result in a reduction in loans, deposits and other sources of our revenues. Ultimately, we may not be able to compete successfully against current and future competitors.

COMMUNITY BANK SYSTEM DEPENDS ON DIVIDENDS FROM COMMUNITY BANK FOR CASH REVENUES, BUT THOSE DIVIDENDS ARE SUBJECT TO RESTRICTIONS

     Community Bank System's ability to satisfy its obligations and pay cash dividends to its stockholders is primarily dependent on the earnings of and dividends from Community Bank. However, payment of dividends by Community Bank is limited by dividend restrictions and capital requirements imposed by bank regulations.

ANTI-TAKEOVER PROVISIONS MAY PREVENT OR DISCOURAGE TAKEOVER ATTEMPTS IN WHICH OUR STOCKHOLDERS MAY RECEIVE A PREMIUM

     After the merger, you will become a stockholder of Community Bank System. Community Bank System's certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of Community Bank System. These provisions allow Community Bank System's Board to issue, without stockholder approval (subject to rules of the New York Stock Exchange, if applicable), preferred stock with rights senior to those of its common stock and impose various procedural and non-procedural requirements that could make it more difficult to effect certain corporate actions. The certificate of incorporation of Community Bank System also provides for a classified or "staggered" Board of Directors, a supermajority vote requirement for board and stockholder approval of certain business combination transactions and a prohibition against written consents in lieu of a stockholders' meeting.

     In addition, under Community Bank System's stockholder protection rights plan, holders of Community Bank System common stock are entitled to one purchase right for each outstanding share of common stock they hold, exercisable under certain specified circumstances involving an unsolicited offer or attempt to acquire Community Bank System. The purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire Community Bank System on terms not approved by Community Bank System's board of directors.

     The foregoing provisions are intended to avoid costly takeover battles and lessen Community Bank System's exposure to coercive takeover attempts at a unfair price, and are designed to maximize shareholder value in connection with unsolicited takeover attempts. The provisions, however, could reduce the premium that potential acquirors might be willing to pay in an acquisition, which may in turn reduce the market price that investors might be willing to pay in the future for shares of Community Bank System common stock.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

     Community Bank System and Citizens National Bank have each made forward-looking statements in this document and in certain documents that we refer to in this document. These forward-looking statements are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company's management, and on information currently available to that management. Forward-looking statements include statements preceded by, followed by or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Although Community Bank System and Citizens National Bank believe these forward-looking statements are reasonable, you should not place undue reliance on the forward-looking statements, which are based on current expectations. Actual results may differ materially from those expressed in our forward-looking statements.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results of Community Bank System following completion of the merger may differ materially from those expressed in these forward-looking statements. You should note that many factors, some of which are discussed under "Risk Factors", may affect these results and are beyond our ability to control or predict. For those statements, Community Bank System and Citizens National Bank claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.

                    PER SHARE DATA OF COMMUNITY BANK SYSTEM

     The following table shows information about Community Bank System's net income per share, dividends per share and book value per share for the year ended December 31, 1999 and for the six month period ended June 30, 2000. The information in the following table is based on the historical financial information contained in the annual, quarterly and other reports filed by Community Bank System with the Securities and Exchange Commission. For information on how to obtain these reports, please refer to "Where You Can Find More Information" on page [ ].

PER SHARE DATA
--------------
NET INCOME:
  Six months ended June 30, 2000............................  $ 1.42
  Year ended December 31, 1999..............................    2.42
CASH DIVIDENDS:
  Six months ended June 30, 2000............................  $ 0.50
  Year ended December 31, 1999..............................    0.96
BOOK VALUE:
  At June 30, 2000..........................................  $16.33
  At December 31, 1999......................................   15.30

                     MARKET PRICE AND DIVIDEND INFORMATION

     Community Bank System. Community Bank System common stock is listed on the New York Stock Exchange under the symbol CBU. The following table contains for each of the indicated calendar quarters the high and low sales prices of Community Bank System common stock as reported on the New York Stock Exchange Composite Tape, and the dividends declared per share of Community Bank System common stock.

                                                                                CASH
                                                                              DIVIDENDS
                                                                              DECLARED
                                                        HIGH        LOW       PER SHARE
                                                      --------    --------    ---------
Year Ended December 31, 1998
  Quarter Ended March 31, 1998......................  $35.8750    $30.5625      $0.20
  Quarter Ended June 30, 1998.......................   38.2500     29.6875       0.20
  Quarter Ended September 30, 1998..................   34.0000     24.8125       0.23
  Quarter Ended December 31, 1998...................   30.5000     27.1250       0.23

                                                                                CASH
                                                                              DIVIDENDS
                                                                              DECLARED
                                                        HIGH        LOW       PER SHARE
                                                      --------    --------    ---------
Year Ended December 31, 1999
  Quarter Ended March 31, 1999......................  $33.6250    $23.6875      $0.23
  Quarter Ended June 30, 1999.......................   30.4375     22.6250       0.23
  Quarter Ended September 30, 1999..................   29.0000     24.3750       0.25
  Quarter Ended December 31, 1999...................   27.2500     22.6875       0.25
Year Ending December 31, 2000
  Quarter Ended March 31, 2000......................  $23.5000    $20.0000      $0.25
  Quarter Ended June 30, 2000.......................   24.3750     21.8750       0.25
  Quarter Ended September 30, 2000..................   26.2500     21.8750       0.27
  Quarter Ending December 31, 2000 (through
     [          ], 2000)............................   [     ]     [     ]         --

     On the record date, there were issued and outstanding approximately
[          ] shares of Community Bank System common stock, held of record by
approximately [          ] holders.

     On [          ], 2000, the last sale price of Community Bank System common
stock reported on the New York Stock Exchange Composite Tape was $[          ].
On September 12, 2000, the last trading day before first public announcement of the merger, the last reported sale price of Community Bank System common stock was $23.50.

     Community Bank System has historically paid regular quarterly cash dividends on its common stock, and the Board of Directors of Community Bank System presently intends to continue the payment of regular quarterly cash dividends, subject to the need for those funds for other purposes. However, because substantially all of the funds available for the payment of dividends by Community Bank System are derived from Community Bank, future dividends will depend upon the earnings of Community Bank, its financial condition, its need for funds and applicable governmental policies and regulations.

     Citizens National Bank. There is no established public market for Citizens National Bank common stock. In the past, there has been sporadic trading of Citizens National Bank common stock in privately negotiated transactions. Based upon information reported by the parties involved in transactions between January 1, 1998 to date, the per share purchase price of Citizens National Bank common stock has ranged from $25.00 (in January 1998 and January 1999) to $31.00 (in December 1999 and calendar 2000). You should be aware that Citizens National Bank did not independently verify the accuracy of the information reported by the parties, and that Citizens National Bank does not have the pricing information for all of the privately negotiated transactions taking place during this period. Accordingly, the prices paid in those unreported transactions may be more or less than the prices shown above.

     The following table contains information regarding cash dividends paid by Citizens National Bank since January 1, 1998:

                                                         CASH DIVIDENDS
PERIOD                                                   PAID PER SHARE
------                                                   --------------
January 1998...........................................      $0.40
June 1998..............................................       0.41
January 1999...........................................       0.45
June 1999..............................................       0.45
December 1999..........................................       0.50
June 2000..............................................       0.45

     On the record date, there were issued and outstanding 560,000 shares of Citizens National Bank common stock held of record by approximately 317 holders.

                                 THE COMPANIES

COMMUNITY BANK SYSTEM

     Community Bank System is a Delaware corporation registered as a bank holding company under the Bank Holding Company Act. Community Bank System was incorporated in April 1983. At June 30, 2000 and on a consolidated basis, Community Bank System had approximately $1.9 billion in total assets, $1.4 billion in total deposits, $1.0 billion in total loans and shareholders' equity of $114 million. Its common stock is publicly traded on the New York Stock Exchange under the symbol CBU. Community Bank System, with its principal executive offices in DeWitt, New York, is the parent company of Community Bank.

     Community Bank is a commercial banking franchise headquartered in Canton, New York, with 67 customer facilities and 50 ATM's stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie. Community Bank is a national bank and a member of the Federal Reserve System and the Federal Home Loan Bank System, and its deposits are insured by the Federal Deposit Insurance Corporation, up to applicable limits.

     Community Bank is committed to serving the financial needs of customers in local communities within its market areas. Community Bank makes residential and farm loans, business lines of credit, working capital facilities, inventory and dealer floor plans, as well as installment, commercial, term and student loans. However, Community Bank focuses predominantly on the retail borrowers, which enables its loan portfolio to be highly diversified. About 63% of loans outstanding are consumer borrowings on an installment and residential mortgage loan basis.

     The subsidiaries of Community Bank provide treasury management services, securities brokerage, investment management services, insurance products, and pension administration and consulting services.

     For additional information concerning the business of Community Bank System and its financial condition, results of operations and prospects, you should refer to the documents incorporated in this document by reference. See "Where You Can Find More Information" on page [ ].

CITIZENS NATIONAL BANK

     Citizens National Bank is a national banking association incorporated in December 1920 and has its principal bank office at 6 Elm Street in Malone, New York. It has four additional branches located in Chateaugay and Brushton, New York, West End in Malone and Hermon in St. Lawrence County. Citizens National Bank operates four ATM machines, including one at Paul Smith's College at Paul Smiths, New York, as well as a free-standing drive through facility on Elm Street in Malone. Citizens National Bank has always been committed to serving the financial needs of its customers in the various communities in which it has branches by offering checking and savings accounts and making residential and small commercial loans, as well as installment and consumer loans.

         SPECIAL MEETING OF THE SHAREHOLDERS OF CITIZENS NATIONAL BANK

GENERAL

     Citizens National Bank will hold its Special Meeting of the Shareholders on
[               ], 2000 at [  ]:[  ] [  ].m., Eastern time, at [the Malone Lodge of Elks, 67 Elm Street, Malone, New York 13953]. At the Special Meeting, you will vote upon a proposal to approve the merger agreement. You may also vote upon a proposal to adjourn or postpone the Special Meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies to approve the merger agreement.

RECORD DATE; VOTING POWER

     If you were a holder of record of Citizens National Bank common stock at
the close of business on [               ], 2000, you may vote at the meeting.
This date is called a "record date." As of the record date, there were 560,000 issued and outstanding shares of Citizens National Bank common stock held by approximately 317 holders of record. You have one vote per share on any matter that may properly come before the Special Meeting. Brokers who hold shares of Citizens National Bank common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners. Any shares of Citizens National Bank common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to the broker are referred to as "broker non-votes." These broker non-votes will have the same effect as a vote against the merger agreement.

VOTE REQUIRED

     The presence in person or by proxy of the holders of a majority of the shares of Citizens National Bank common stock outstanding on the record date will constitute a quorum for the transaction of business at the Special Meeting. Citizens National Bank will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the Special Meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of two-thirds (2/3) of the shares of Citizens National Bank common stock outstanding on the record date. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the merger agreement.

     On the record date, the executive officers and directors of Citizens National Bank, including certain of their related parties, had voting power with respect to an aggregate of 80,740 shares of Citizens National Bank common stock, or approximately 14.4% of the shares of Citizens National Bank common stock then outstanding. The directors are contractually obligated to vote all of their shares in favor of the proposal to approve the merger agreement. The directors of Citizens National Bank and certain of their related parties owned a total of 77,970 shares, or approximately 13.9% of the outstanding shares of Citizens National Bank common stock. James B. Cantwell, a brother of Paul M. Cantwell, Jr., has agreed to vote all 44,947 shares of his Citizens National Bank common stock (representing approximately 8.0% of the issued and outstanding shares of Citizens National Bank common stock on the record date) in favor of the approval of the merger agreement.

     On the record date, to the knowledge of Community Bank System, its directors and executive officers did not beneficially own any shares of Citizens National Bank common stock.

RECOMMENDATION OF THE CITIZENS NATIONAL BANK BOARD

     The Citizens National Bank Board has unanimously approved and adopted the merger agreement and the transactions contemplated by it. The Citizens National Bank Board believes that the merger is fair to and in your best interests as the Citizens National Bank shareholders. It unanimously recommends that you vote FOR approval of the merger agreement.

SOLICITATION AND REVOCATION OF PROXIES

     We have enclosed a form of proxy with this document. Shares represented by a proxy will be voted at the Special Meeting as specified in the proxy. Proxies that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders FOR the merger agreement and in the discretion of the proxy holder as to any other matter which may properly come before the Special Meeting.

     WE ARE ASKING YOU TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING PROXY CARD AND RETURNING IT PROMPTLY TO CITIZENS NATIONAL BANK IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING IN PERSON.

     If you deliver a properly executed proxy, you may revoke the proxy at any time before it is exercised at the Special Meeting. You may revoke your proxy by:

     - filing with Secretary of Citizens National Bank prior to the Special Meeting, at Citizens National Bank's principal executive offices, either a written revocation of your proxy or a duly executed proxy containing a later date; or

     - attending the Special Meeting and voting in person. Your presence at the Special Meeting, by itself, will not revoke your proxy. You must vote in person if you wish to revoke the proxy.

     Citizens National Bank will bear the cost of solicitation of proxies. Citizens National Bank and Community Bank System will share equally the cost of printing and mailing this document. In addition to solicitation by mail, directors, officers and employees of Citizens may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation, if any. Citizens National Bank also expects to make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record as nominees to forward this document and other solicitation materials to the beneficial owner of these shares. Citizens National Bank will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

OTHER MATTERS

     We are unaware of any matter to be presented at the Special Meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the Special Meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter. This includes, for example, any proposal to adjourn or postpone the Special Meeting. Proxies that have been designated to vote against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies to approve the merger agreement.

                                   THE MERGER

     The detailed terms of the merger are contained in the merger agreement attached as Annex A to this document. The following discussion and the discussion under "The Merger Agreement" describe the more important aspects of the merger and material terms of the merger agreement. These descriptions are only a summary and thus must be qualified by reference to the merger agreement, which is attached as Annex A. We urge you to read the merger agreement carefully.

GENERAL

     The merger agreement provides that, after approval by the Citizens National Bank shareholders and the satisfaction or waiver of the other conditions to the merger, Citizens National Bank will merge with and into Community Bank as a wholly owned subsidiary of Community Bank System. The certificate of incorporation and bylaws of Community Bank System will be the certificate of incorporation and bylaws of Community Bank System and the articles of association and bylaws of Community Bank, as in effect immediately prior to the merger, will be the articles of association and bylaws of Community Bank after the merger. The directors and officers of Community Bank immediately prior to the merger will be the directors and officers of Community Bank after the merger until they resign or until their successors are duly elected and qualified. Paul
M. Cantwell, Jr., the Chairman and President of Citizens National Bank, will be elected to the Boards of Directors of Community Bank System and Community Bank.

     The closing of the merger will occur on the first business day, or any other day mutually agreed to by Community Bank System and Citizens National Bank, following the satisfaction or waiver of all conditions to the merger agreement and after all necessary regulatory approvals have been obtained. The merger will become effective at the date and time chosen by Community Bank and Citizens National Bank, provided that at least 10 days' prior written notice of the effective date of the merger is provided to the Comptroller of the Currency and that all other conditions to the merger are already satisfied. After the merger, the Comptroller of the Currency will mail a certificate to Community Bank certifying the completion of the merger.

     We are working to complete the merger in the fourth quarter of calendar year 2000, but we must first obtain the necessary regulatory approvals and the approval of the Citizens National Bank shareholders at the Special Meeting, and satisfy other conditions. We cannot assure you as to when or if all the conditions to the merger will be met, and it is possible we will not complete the merger at all.

BACKGROUND OF THE MERGER

     Community Bank System and Citizens National Bank have traditionally concentrated their business activities on providing community banking services in their respective market areas. Over the past several years, the environment for independent community banks in general, and specifically in the market area served by Community Bank and Citizens National Bank, has become increasingly competitive, particularly because of competition from non-bank financial institutions. The resulting pressures on both margins and loan growth have been compounded by the high cost of maintaining skilled staff while simultaneously introducing competitive customer service technology and new products.

     As a result of these factors, Community Bank System has long recognized the need to grow and diversify, and has established an active program to identify, review and evaluate potential business combinations, acquisitions and other strategic opportunities. In the current environment, Citizens National Bank recognized that it would be difficult to expand and improve its operations and services without substantial pressure on financial performance. While Citizens National Bank had explored possible business combinations with other financial institutions in the past, these discussions have not resulted in any substantive agreement.

     Sanford A. Belden, Community Bank System's President and Chief Executive Officer, and Paul M. Cantwell, Jr., Citizens National Bank's Chairman and President, have known each other for many years. In the past, Messrs. Belden and Cantwell have discussed a possible strategic transaction between Community Bank System and Citizens National Bank, but the parties determined not to proceed further at that time.

     On May 8, 2000, Mr. Cantwell and Mr. Belden had a telephone conversation to schedule a meeting to explore a potential strategic transaction between the two banks. At a regularly scheduled meeting of the Community Bank System Board on May 17, 2000, Mr. Belden informed the Board that he had spoken to Mr. Cantwell and that Mr. Belden and James Wears, President, Banking, of Community Bank, were scheduled to have a meeting with Mr. Cantwell during the following week to discuss the possibility of a merger of Community Bank and Citizens National Bank.

     On May 22, 2000, Messrs. Belden, Wears and Cantwell met in Potsdam, New York. During the meeting, they discussed whether a strategic combination of the two banks might be feasible, each bank's businesses and banking philosophy, the business impact of a potential strategic combination, integration issues that such a combination would present, and the most appropriate structure for a possible transaction. The parties mutually agreed that a merger was worthy of further consideration.

     Mr. Belden and Mr. Cantwell and their respective professional advisors met during June and July to consider the basis upon which a merger of Citizens National Bank with Community Bank under the name of Community Bank could be achieved. Based upon these meetings, it appeared that the proposed merger would be in the best interests of the respective customers and shareholders of Citizens National Bank and Community Bank System. The parties agreed at that time that a stock-for-stock merger would be the most appropriate structure, and it appeared that the parties could mutually agree upon an exchange ratio for a merger. During this period, the parties and their respective legal counsel continued to discuss and negotiate the terms of a letter of intent concerning the proposed merger.

     On June 8, 2000, at a meeting of the Strategic/Executive Committee of the Community Bank System Board, Mr. Belden gave a detailed presentation on the key elements of the proposed transaction. After full discussion, the Strategic/Executive Committee approved the basic terms of a merger proposal, subject to the negotiation of a definitive agreement and successful completion of due diligence investigation of Citizens National Bank. At the meeting, the Board also authorized Mr. Belden to negotiate and execute a letter of intent in accordance with the basic terms approved by it.

     At a June 20, 2000 special meeting of the Community Bank System Board, the full Board reviewed with Mr. Belden the information presented at the June 8, 2000 meeting of the Strategic/Executive Committee. After full discussion, the Community Bank System Board ratified and approved the authorization by the Strategic/Executive Committee of the execution of a letter of intent.

     On July 19, 2000, at a regularly scheduled meeting of the Community Bank System Board, Mr. Belden reported on the progress of negotiations with Citizens National Bank and a lengthy discussion regarding the transaction ensued. The Board confirmed its authorization for Community Bank System to proceed with the negotiations.

     On July 25, 2000, a regularly scheduled meeting of Citizens National Bank's Board was held to discuss the proposed letter of intent, dated July 21, 2000, received from Community Bank System, and to evaluate the merits of the proposed merger. The directors were advised of the rationale for the proposed transaction, the transaction process and the proposed exchange ratio. At the meeting, Mr. Cantwell advised the Board that he had received a call from the President of another financial institution expressing an interest in acquiring Citizens National Bank and that a proposed letter of intent setting forth the basic terms of the proposed transaction would be delivered to him within the week. The Citizens National Bank Board adjourned the meeting and scheduled a special meeting for Monday, July 31, 2000 to further discuss Community Bank System's letter of intent and the expected letter of intent from the other interested party.

     On July 31, 2000, a special meeting of the Citizens National Bank Board was held to evaluate the letter of intent received from Community Bank System, dated July 21, 2000, and the letter of intent received from the other interested party dated July 27, 2000. In attendance at the meeting was Edward J. Moses, Esq., of Mackenzie Smith Lewis Michell & Hughes, LLP, the attorneys engaged by Citizens National Bank to act as its legal advisor in connection with the offers made by Community Bank System and the other interested party. Mr. Moses explained the fiduciary duties of the Citizens National Bank Board in evaluating and responding to the respective letters of intent. After a thorough review of the terms of the respective letters of intent, the Citizens National Bank Board decided to reject the proposal made by the other interested party and to continue to evaluate the proposal presented by Community Bank System. Mr. Cantwell advised the Citizens National Bank Board that Mr. Belden had offered to discuss the offer with the Board at a meeting to be held later in the week. The Citizens National Bank Board requested Mr. Cantwell to schedule the meeting and to request Mr. Belden to attend the meeting to discuss the offer.

     On August 3, 2000, a special meeting of Citizens National Bank's Board was held to further evaluate the merits of the Community Bank offer. Mr. Belden was invited to the meeting to discuss the offer, along with David C. Patterson and William N. Sloan, directors of Community Bank System, and Mr. Wears. After Mr. Belden's presentation, the Citizens Board and representatives of Community Bank System engaged in a thorough discussion of the offer and Community Bank System's plans for the future, including the business of Citizens National Bank if the Board agreed to pursue the merger with Community Bank. After a thorough discussion, the representatives of Community Bank System left the meeting and the Citizens National Bank Board continued to evaluate the merits of the proposed merger. After discussion, the Citizens National Bank Board authorized Mr. Cantwell to execute the July 21, 2000 letter of intent on behalf of Citizens National Bank, to select and retain a financial advisor to review the offer and make a presentation to the Citizens National Bank Board, to pursue further due diligence and, if appropriate, to continue efforts toward a definitive agreement. Later that day, Mr. Belden and Mr. Cantwell executed the letter of intent on behalf of Community Bank System, Community Bank and Citizens National Bank.

     During the week of August 7, 2000, representatives of Community Bank System visited the offices of the Fagliarone Group, the external auditors for Citizens National Bank, to review the various financial diligence documents assembled by Citizens National Bank. On August 15 through 18, representatives of Community Bank System traveled to Potsdam, New York to review additional information made available by Citizens National Bank. Citizens National Bank obtained from Community Bank System its financial, regulatory, audit and other information that was reviewed in the furtherance of their due diligence by bank officers and external auditors of the Fagliarone Group. On August 16, 2000, Community Bank System's counsel, Bond, Schoeneck & King, LLP, delivered the first draft of the merger agreement to Citizens National Bank and its counsel.

     During August and September, Messrs. Belden and Cantwell and the parties' respective legal counsel met and conferred by telephone numerous times to discuss and negotiate the specific details of a proposed transaction and the merger agreement. During this period, Community Bank System continued its due diligence review of Citizens National Bank and its business, assets, operations and prospects.

     Citizens National Bank engaged Crowe, Chizek and Company LLP of Indianapolis, Indiana, which had been previously engaged by Citizens National Bank to perform a capital analysis in the Spring 2000, to review the two offers received by Citizens National Bank from Community Bank System and the other interested party, and to gather certain financial information to assist the Citizens National Bank Board in its decision to authorize the execution of the definitive merger agreement and to recommend the merger to its shareholders. Crowe, Chizek is one of the eight largest accounting and consulting organizations in the United States, with 1,400 professionals in 11 locations. Crowe, Chizek has been in business for over 40 years. Its Financial Institutions Group has over 300 professionals providing service to the financial services industry. The Financial Institutions Group audits approximately 400 financial institutions and serves another 100 financial institutions in various consulting relationships. The terms of engagement of Crowe, Chizek do not require it to render to Citizens National Bank's Board or shareholders an opinion as to the fairness of the merger.

     At a regularly scheduled meeting of the Community Bank System Board held on August 16, 2000, Mr. Belden gave an update of the transaction and discussed the expected timeframe of the closing.

     In September, the parties became aware of the existence of rumors and speculations concerning the proposed merger. On September 13, 2000, the parties issued a joint press release announcing the execution of a letter of intent for the proposed merger.

     On September 19 and 20, 2000, representatives from Community Bank System reviewed Citizens National Bank's loan documents and had discussions with lending officers of Citizens National Bank concerning the same. On September 20, 2000, the Community Bank System Board held a meeting in Canton, New York. At this meeting, the Board heard from Mr. Belden a status report on the negotiations and due diligence investigation. After the meeting, Mr. Cantwell joined the members of the Community Bank System Board for lunch and discussed Citizens National Bank and the proposed merger with the directors.

     On September 26, 2000, Citizens National Bank's Board held a special meeting. At the invitation of the Citizens National Bank Board, members of Crowe, Chizek's Financial Institutions Group attended the meeting and presented the information that they had assembled for the Board. This information included a comparison of Community Bank System's offer and the terms offered by the other interested party, a description of the financial terms of transactions similar in type and size to the proposed merger, certain financial information concerning banks and other companies in Citizens National Bank's peer group, and relevant business, financial and peer group information relating to Community Bank System. During the presentation, Crowe, Chizek's representatives and the Board engaged in discussions concerning the information presented.

     Also in attendance at the September 26, 2000 meeting was Donald Taylor of the Fagliarone Group. After consideration and discussion of the proposed transaction and consultation with its management, financial advisor, external auditor and legal counsel, Citizens National Bank's Board of Directors concluded that the merger was in the best interests of Citizens National Bank's shareholders for the reasons described below under "Reasons for the Merger." Accordingly, the Citizens National Bank Board approved the merger, the merger agreement and the proposed form of the voting agreements as in the best interests of Citizens National Bank's shareholders and other constituencies, and directed that the merger agreement be submitted for approval by Citizens National Bank's shareholders at a special meeting of Citizens National Bank's shareholders to be held as soon as practicable. The Citizens National Bank Board also unanimously resolved to recommend that the Citizens National Bank shareholders approve the merger agreement.

     On the evening of September 26, 2000, Messrs. Belden and Cantwell executed and delivered the merger agreement on behalf of Community Bank System, Community Bank and Citizens National Bank.

     On September 27, 2000, the parties issued a joint press release to announce the execution of a definitive merger agreement.

REASONS FOR THE MERGER

     Community Bank System. The Board of Directors of Community Bank System believes that Citizens National Bank and Community Bank share a banking philosophy of serving the financial needs of customers in local communities and stressing the local character of business, superior customer service, knowledge of the customer and customer needs, and quick and local decision-making. Because Citizens National Bank is either number one or two in market share in towns where it has a branch, the Board expects the merger to improve Community Bank's competitive position in the Northern New York State.

     Also, Community Bank System Board believes that the merger will create an opportunity to leverage Citizens National Bank's loyal customer base to offer a broad range of financial services and products which were not previously available from Citizens National Bank, such as online banking, trust, insurance, benefit plan administration, investment management, secondary mortgage products, floor plan lending, agricultural lending and cash management. Moreover, Citizens National Bank's deposit base will provide an additional funding source for Community Bank.

     The Board believes that economies of scale and cost savings available through combining administrative functions should enhance the operations and financial results of the combined banks.

     Citizens National Bank. In reaching its decision to approve the merger, Citizens National Bank's Board of Directors considered a number of factors, including the factors under "Background of the Merger" as well as:

     - the business, operations, asset quality, financial condition, earnings, strategic business plans, competitive position, stock price performance, management, products and services and growth potential of Community Bank System;

     - the current and prospective economic, regulatory and competitive climate facing independent community banking organizations, including the consolidation currently underway in the banking industry and competition from larger institutions and non-bank providers of financial services;

     - the benefit from new products, product enhancements and financial services to its customers;

     - the similar community banking culture and business philosophy of Community Bank System, particularly with respect to customer satisfaction and serving the banking needs of its communities;

     - Community Bank System's strong management team;

     - the exchange ratio in the merger from a number of valuation perspectives as well as the relative ownership of Community Bank System common stock by Citizens National Bank's shareholders in the merger, which were included in the information assembled by Crowe, Chizek;

     - the information assembled and presented by Crowe, Chizek to Citizens National Bank's Board;

     - the terms of the merger agreement, including the proposed advisory council to be comprised of the current members of Citizens National Bank's Board of Directors (other than Paul M. Cantwell, Jr. who will be a member of the Boards of Community Bank System and Community Bank);

     - the likely impact of the proposed merger on the employees and customers of Citizens National Bank, on the communities in which Citizens National Bank presently conducts its business, and on Citizens National Bank's other constituencies;

     - the treatment of the merger as a purchase for financial accounting purposes and as a tax free reorganization for federal income tax purposes;

     - the premium represented by the consideration offered to the Citizens National Bank shareholders based upon the exchange ratio relative to the book value of Citizens National Bank common stock and its known trading price in the recent past; and

     - the increased liquidity and trading volumes for the shares of Community Bank System common stock to be received by the Citizens National Bank shareholders.

     Because of the reasons described above, Citizens National Bank's Board of Directors has unanimously determined the merger to be fair to and in the best interests of Citizens National Bank and its shareholders, customers and communities served. Accordingly, the Citizens National Bank Board has unanimously approved the merger agreement and the merger, and unanimously recommends that shareholders vote "FOR" approval of the merger agreement.

     This discussion of information and factors considered by Citizens National Bank's Board of Directors does not list every factor considered by the Board but includes all material factors considered by the Board. In reaching its determination to approve and recommend the merger, the Citizens National Bank Board did not give relative or specific importance to the factors listed above, and individual directors may have given differing importance to different factors.

INTEREST OF CERTAIN CITIZENS NATIONAL BANK DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     When considering the recommendations of Citizens National Bank's Board of Directors, you should know that the members of Citizens National Bank's Board and management have interests that may be different from, or may be in conflict with, your interests. The Board of Directors was aware of these interests when they approved the merger and the merger agreement. Except as described below, to the knowledge of Citizens National Bank, the executive officers and directors of Citizens National Bank do not have any material interest in the merger apart from their interests as shareholders.

     It is a condition to the completion of the merger that Community Bank enter into a five-year consulting agreement with Paul M. Cantwell, Jr., the Chairman and President of Citizens National Bank. Under this agreement, Mr. Cantwell will provide consulting services to Community Bank to facilitate the transition of Citizens National Bank's business and operations to Community Bank, develop new business opportunities in the market areas served by Citizens National Bank, and advise Community Bank regarding corporate and business matters. Mr. Cantwell will serve as a part-time consultant to Community Bank (not to exceed 250 hours of services per year), and will be paid $50,000 per year. This amount is paid on a "grossed-up" basis for any Medicare and social security taxes (but not Federal, state or local income taxes) payable by Mr. Cantwell on the amount. This means that in effect Community Bank System will pay his Medicare and social security taxes.

     Community Bank System also agreed to pay the premiums for a life insurance policy for Mr. Cantwell's beneficiaries. This policy must provide coverage for no less than the remaining payments under the consulting agreement. Finally, Community Bank System will make available health insurance coverage for Mr. Cantwell and his spouse on the same basis as its employees until age 65 and, thereafter, on the same basis as other retirees of Community Bank System.

     Community Bank System and Community Bank have agreed to expand the size of their Boards of Directors by one director after the merger, and appoint Mr. Cantwell to fill the spots. Mr. Cantwell's appointment is intended to provide the continuation of a former director of Citizens National Bank who is familiar with Citizens National Bank and its business, operations, customers and employees.

     Mr. Cantwell's law firm, Cantwell & Cantwell, has provided legal services to Citizens National Bank. It is expected that, after the merger, Cantwell & Cantwell will become an approved services provider for Community Bank and will continue to provide legal services to Community Bank for certain banking matters in Clinton and Franklin Counties. Please see "Certain Information Concerning Paul M. Cantwell, Jr." on page [ ] for details on amounts paid by Citizens National Bank to Cantwell & Cantwell in the past.

     In the merger agreement, Community Bank System has agreed to appoint all of the existing directors of Citizens National Bank (other than Mr. Cantwell) to a newly formed advisory council. The purpose of the advisory council is to advise Community Bank on banking activities in Citizens National Bank's market areas, the transition of business relationships after the merger, and the continued development of business relationships throughout Northern New York State.

     In return for serving on this council for two years, members will receive 1,000 shares of Community Bank System common stock. These shares will be "restricted" shares which will "vest" over two years. This means that 500 shares will become vested after the first year after the merger and the remaining 500 shares will be vested on the second anniversary of the merger. Until the restricted shares are vested, they will be cancelled automatically if their owner no longer serves on the advisory council for any reason. After two years, members of the advisory council who are then age 70 (which is Community Bank System's mandatory retirement age) or older will no longer serve on the council. Members of the advisory council who continue to serve after the second anniversary of the merger will be entitled to receive an additional 250 shares of restricted stock of Community Bank per year. These restricted shares will also "vest" over two years. After the fourth anniversary of the merger, Community Bank System Board will have the sole discretion to either continue or discontinue the advisory council.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the completion of the merger, each issued and outstanding share of Citizens National Bank common stock, other than shares held by shareholders who have properly exercised their dissenters' rights, will convert into a right to receive 1.7 shares of Community Bank System common stock. This exchange ratio is fixed and will not be adjusted before the merger unless Community Bank System changes the number of outstanding its common stock before the merger through any stock split, recapitalization, reclassification or other similar change. In that case, the exchange ratio will be appropriately adjusted.

     No fractional shares will be issued in the merger. Instead, all fractional shares will be rounded to the nearest whole number.

     In the merger, Community Bank System expects to issue shares of its common stock held in treasury to the extent then available, and all remaining shares will be authorized and newly issued shares of its common stock. All of the shares to be issued in the merger will be registered under the Securities Act of 1933, whether they are treasury shares or newly issued shares.

     You may obtain current market quotation for the Community Bank System common stock from a number of sources. We expect the market price of the Community Bank System common stock will fluctuate between the date of this document and the date of the completion of the merger and after the merger. Therefore, the value of the shares of Community Bank System common stock that you may receive in the merger may increase or decrease prior to and after the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     Generally. The following discussion addresses the material Federal income tax considerations of the merger that are generally applicable to you as Citizens National Bank shareholders. The following discussion does not deal with all Federal income tax considerations that may be relevant to certain Citizens National Bank shareholders in light of their particular circumstances, such as shareholders who:

     - are dealers in securities;

     - are insurance companies or tax-exempt organizations;

     - are subject to alternative minimum tax;

     - hold their shares as part of a hedge, straddle or other risk reduction transaction;

     - are foreign persons;

     - dissent from the merger (see "Federal Income Tax Treatment of Dissenters" on page [ ]); or

     - acquired their Citizens National Bank common stock through stock options or otherwise as compensation.

     In addition, it does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase Citizens National Bank common stock in anticipation of the merger.

     The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document, all of which are subject to change. Any change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Community Bank System, Citizens National Bank and you.

     Neither Citizens National Bank nor Community Bank System has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. PricewaterhouseCoopers LLP, Community Bank System's independent auditors, has rendered its opinion as of the date of this document and, as a condition to the completion of the merger, will again render an updated opinion at the closing of the merger, to Citizens National Bank and Community Bank System, to the effect that:

     - the merger constitutes a tax-free "reorganization" within the meaning of
       Section 368(a)(1)(A);

     - the merger will not result in the recognition of gain or loss for federal income tax purposes to Citizens National Bank, Community Bank System or Community Bank System;

     - you will not recognize gain or loss with respect to shares of Community Bank System common stock received in the merger;

     - your total tax basis in the Community Bank System common stock issued in the merger will be the same as the total tax basis of your shares of Citizens National Bank common stock exchanged in the merger;

     - your holding period in the Community Bank System common stock issued in the merger will include the period during which you held the Citizens National Bank common stock exchanged in the merger, provided that you held the Citizens National Bank common stock as capital assets on the effective date of the merger.

     The opinions that are to be rendered will be based upon the assumption that the merger will take place in the manner described in the merger agreement. The tax opinions will also assume the truth and accuracy of certain factual representations that have been made by Citizens National Bank and Community Bank System which are customarily given in transactions of this kind.

     Federal Income Tax Treatment of Dissenters. If you effectively dissent from the merger and receive cash for your shares, you will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds, or is less than, your tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss) or long-term or short-term capital gain (or loss) depending on the length of time you held the shares, whether you held the shares as a capital asset, and whether you actually own Community Bank System common stock or are deemed to own shares of Citizens National Bank common stock or Community Bank System common stock pursuant to the applicable constructive ownership rules. In certain circumstances, you can be deemed for tax purposes to own shares that are actually owned by a non-dissenter that is related to you, or to own shares of Community Bank System common stock, with the possible result that the cash received upon the exercise of your rights could be treated as a dividend received pursuant to a corporate distribution rather than as an amount received pursuant to a sale or exchange of Citizens National Bank common stock.

     Caveat. You should recognize that opinions of PricewaterhouseCoopers (or any other firm retained by the parties to render similar opinions) are not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each of you would be required to recognize gain or loss equal to the difference between
(1) the fair market value of all Community Bank System common stock received in the merger and (2) your tax basis in the Citizens National Bank common stock surrendered in the merger. If this were to occur, your total initial tax basis in the Community Bank System common stock received would be equal to its fair market value, and your holding period for the Community Bank System common stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if your holding period for the Citizens National Bank common stock was more than one year and the Citizens National Bank common stock was a capital asset in your hands.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR CITIZENS NATIONAL BANK SHAREHOLDER. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for under the purchase method of accounting for reporting purposes under generally accepted accounting principles. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based upon their estimated fair values as of the consummation of the merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired less liabilities assumed will be recorded as goodwill. Goodwill will be amortized over periods of up to 15 years as charges to Community Bank System's earnings.

                              THE MERGER AGREEMENT

EXCHANGE OF CERTIFICATES

     Community Bank System will deposit with American Stock Transfer & Trust Company, the transfer agent for its common stock and the exchange agent for the merger, certificates representing the shares of Community Bank System common stock to be issued in the merger.

     As soon as practicable after the date on which the merger becomes effective, the exchange agent will mail to each record holder of a certificate formerly representing Citizens National Bank common stock (other than those who exercised their dissenters' rights) a form of letter of transmittal to be used for the exchange of the stock certificates. The letter of transmittal and the accompanying materials will explain the procedures to be followed for the exchange. After a Citizens National Bank shareholder surrenders to the exchange agent for exchange and cancellation his or her Citizens National Bank certificate(s), together with a duly executed letter of transmittal, the exchange agent will mail back a certificate representing the number of shares of Community Bank System the shareholder is entitled to receive in the merger. No interest will be paid to former shareholders of Citizens National Bank in connection with the exchange of certificates.

     Merger agreement provides that certificates surrendered for exchange by any person who is an "affiliate" of Citizens National Bank at the time of the Special Meeting will not be exchanged for certificates representing shares of Community Bank System issued in the merger until Community Bank System has received a written agreement from him or her concerning compliance with Rule 145 under the Securities Act. See "Resales of Community Bank System Common Stock" on page [ ].

     If any certificate formerly representing Citizens National Bank common stock is lost, stolen or destroyed, Community Bank System can require its holder to give an affidavit to that effect and to post a bond in an amount that Community Bank System may reasonably direct as indemnity against any claim that may be made with respect to the certificate. Once these requirements have been satisfied, the exchange agent will issue a certificate representing an appropriate number of shares of Community Bank System.

     YOU SHOULD NOT RETURN YOUR CERTIFICATES REPRESENTING SHARES OF CITIZENS NATIONAL BANK COMMON STOCK WITH THE ENCLOSED PROXY. THE STOCK CERTIFICATES SHOULD ONLY BE FORWARDED TO THE EXCHANGE AGENT WITH THE LETTER OF TRANSMITTAL AND ELECTION FORM, WHICH YOU WILL RECEIVE AFTER THE COMPLETION OF THE MERGER.

     Declaration of dividends by Community Bank System after the merger will include dividends on all Community Bank System common stock issued in the merger, but no dividend or other distribution payable to the holders of record of Community Bank System common stock at or as of any time after the completion of the merger will be paid to the former Citizens National Bank shareholders until they physically surrender all certificates as described above, and no interest will be paid on any dividend or distribution. After the completion of the merger, the stock transfer books of Citizens National Bank will close and there will be no more transfers on the transfer books of Citizens National Bank. If any certificates formerly representing shares of Citizens National Bank common stock are presented for transfer after the merger, those certificates will be cancelled and exchanged for certificates representing Community Bank System common stock, as provided in the merger agreement.

REPRESENTATIONS AND WARRANTIES

     In the merger agreement, Citizens National Bank, Community Bank System and Community Bank each makes customary representations and warranties about themselves concerning various business, legal, financial, regulatory and other pertinent matters.

     The representations and warranties made by each party will not survive after the merger. Under certain circumstances, Citizens National Bank or Community Bank may decline to complete the merger if the inaccuracy of the other party's representations and warranties has a material adverse effect on the other party.

CONDITIONS TO THE MERGER

     Mutual Conditions. Before either Citizens National Bank or Community Bank System will be obligated to complete the merger, the following conditions must have been satisfied:

     - the Citizens National Bank shareholders approve the merger, and all other corporate action necessary on the part of each party to authorize the merger are taken;

     - the parties receive all approvals or consents required by law or mutually deemed necessary from any applicable governmental agency, all applicable notice or waiting periods under all laws expire, and all conditions contained in the approvals or consents, if any, are satisfied;

     - the Securities and Exchange Commission declares effective the registration statement covering the Community Bank System common stock to be issued in the merger, and the registration statement is not the subject of any stop order or any actual or threatened proceeding seeking a stop order;

     - Community Bank System receives all necessary authorizations and permits from state securities agencies or commissions for the issuance of its common stock in the merger, or confirms that no authorizations or permits are required;

     - to the extent that any contract or agreement of Citizens National Bank requires the consent of or waiver from any other party because of the merger, Citizens National Bank receives the consent or waiver unless the failure to receive the same will not have a material adverse effect on Citizens National Bank;

     - there is no order, decree or injunction in effect which prohibits the completion of the merger;

     - the New York Stock Exchange lists the Community Bank System common stock to be issued to the Citizens National Bank shareholders in the merger, subject to official notice of issuance;

     - PricewaterhouseCoopers LLP, Community Bank System's independent auditors (or any other firm acceptable to the parties), delivers an opinion to Citizens National Bank and Community Bank System to the effect that the merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code, and as to certain other related matters; and

     - Community Bank enters into a consulting agreement with Paul M. Cantwell, Jr., the Chairman and President of Citizens National Bank, on terms specified in the merger agreement. Please see "Interests of Certain Citizens National Bank Directors and Executive Officers in the Merger" on page [ ] for more details of this consulting agreement.

     Conditions to Obligations of Citizens National Bank. Before Citizens National Bank will be obligated to complete the merger, the following additional conditions must have been satisfied:

     - the representations and warranties of Community Bank System and Community Bank contained in the merger agreement are true in all material respects on the date of the merger agreement and on the closing date. The representations and warranties may contain inaccuracies if, taken together, they would not have a material adverse effect on Community Bank System;

     - Community Bank System and Community Bank have materially performed their obligations under the merger agreement which are intended to be performed before the closing; and

     - Community Bank System and Community Bank have delivered a customary closing certificates as to the above two matters.

     Conditions to Obligations of Community Bank System and Community
Bank. Before Community Bank System and Community Bank will be obligated to complete the merger, the following additional conditions must have been satisfied:

     - the representations and warranties of Citizens National Bank contained in the merger agreement are true in all material respects on the date of the merger agreement and on the closing date. The representations and warranties may contain inaccuracies if, taken together, they would not have a material adverse effect on Citizens National Bank;

     - Citizens National Bank has materially performed its obligations under the merger agreement which are intended to be performed before the closing;

     - Citizens National Bank has delivered a customary closing certificates as to the above two matters; and

     - Citizens National Bank shareholders have not exercised their dissenter's rights with respect to more than 7.5% of the outstanding shares of Citizens National Bank common stock.

     Unless prohibited by law, any of the conditions to the merger may be waived by the applicable party. As described below, if these conditions are not satisfied or waived, the parties may have a right to terminate the merger agreement under certain circumstances.

TERMINATION

     The merger agreement may be terminated by either party at any time before the completion of the merger if:

     - the parties consent in writing to the termination;

     - the other party materially breaches, and does not cure within 30 days, any of the representations or warranties or any covenant or agreement it has made under the merger agreement and the breach entitles the party seeking to terminate to not complete the merger.

     - the parties are not able to obtain required governmental approvals, and all appeals and requests for reconsideration have been exhausted;

     - any governmental entity issued a final and non-appealable order to prohibit the completion of the merger;

     - Citizens National Bank shareholders do not approve the merger agreement at the Special Meeting; or

     - the merger is not completed before March 31, 2001, unless the merger was not completed because the party seeking to terminate breached a covenant or obligation of the merger agreement.

     If the merger agreement is terminated pursuant to its terms, the merger agreement will become void and have no effect, except with respect to the parties' obligations regarding confidential information and expenses as set forth in the merger agreement. Termination under the second bullet point above will not relieve the breaching party from liability for its uncured, willful breach.

CONDUCT OF BUSINESS PRIOR TO COMPLETION OF THE MERGER; COVENANTS

     The merger agreement provides that, during the period from the date of the merger agreement (September 26, 2000) to the completion of the merger, Community Bank System and Citizens National Bank will each use its reasonable efforts to maintain its properties, business and relationships with customers, employees and others. During the same period, other than as set forth in the merger agreement, Citizens National Bank has agreed to refrain from taking any of the following actions, among others, without the prior written consent of Community Bank System (which consent may not be unreasonably withheld):

     - conduct its business other than in the ordinary course, substantially consistent with past practice, or become responsible for obligations of more than $25,000 or which requires performance over one year or longer (other than loans and investments booked in ordinary course);

     - declare or pay any dividend or make any distribution on any of its stock, other than a semiannual regular dividend of $0.50 per share or less;

     - issue any of its stock or cause any of its treasury shares to become outstanding;

     - incur additional debt or other obligation for borrowed money, except in the ordinary course of business consistent with past practice;

     - issue or authorize any rights to acquire its stock or any rights related to its stock;

     - effect any recapitalization, reclassification, stock dividend, stock split or similar transaction, or repurchase or reacquire any of its stock;

     - amend its articles of association or bylaws;

     - create or permit any lien or encumbrance on its stock;

     - merge or consolidate with any other entity, or acquire control of any other entity or create a subsidiary;

     - waive, cancel or compromise any material right, debt or claim other than in the ordinary course of business consistent with past practice with prior notice to Community Bank System;

     - sell or dispose of, or acquire, any assets with a value of more than $25,000, other than in foreclosure or in similar proceedings;

     - make total capital expenditures of more than $25,000;

     - open or close branches or facilities, or enter into or modify any leases or contracts relating to its branches or facilities;

     - increase compensation of, or pay or provide bonus or other benefits to, its employees or directors, except in a manner consistent with past practice or as required by law or existing contracts;

     - change its material banking policies except as required by law;

     - change its accounting methods or tax reporting methods, unless required by generally accepted accounting principles or by law; or

     - take or agree to take any other action which would interfere with or delay the merger or make the merger more costly.

     Until the merger is completed, except as set forth in the merger agreement or as consented to in writing by Citizens National Bank, Community Bank has agreed to conduct its business in the ordinary course and substantially consistent with past practice. Furthermore, Community Bank System has agreed that, until the merger is completed, it will not take actions to increase the number of outstanding shares of its common stock by more than 50,000 shares without the consent of Citizens National Bank.

     The merger agreement also contains certain other agreements relating to the conduct of the parties pending the merger, including among others those requiring the parties to:

     - cooperate with each other to take all actions required to comply with all legal requirements and any rules of the New York Stock Exchange to complete the merger, and to apply for and obtain all regulatory and third party consents and approvals required to complete the merger;

     - consult with each other regarding the content of any press release or other public disclosure relating to the merger, unless the disclosure is mandated by law or rules of the New York Stock Exchange;

     - refrain from taking any action that would adversely affect the qualification of the merger as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - furnish the other party such financial data and other information concerning the furnishing party as may be reasonably requested from time to time;

     - refrain from taking any actions that would cause the merger to be subject to any "Takeover Laws," and if the merger is or becomes subject to any Takeover Laws, to take all actions within its control to exempt the merger from Takeover Law. "Takeover Law" means any legal requirement pertaining to mergers, business combinations, sale of control, affiliate transactions or antitrust laws or regulations; and

     - use their reasonable best efforts in good faith to take or cause to be taken actions necessary or desirable to complete the merger on the earliest possible date.

     Citizens National Bank agreed to call and hold a special meeting of its shareholders to approve the merger agreement as soon as practicable and, through its Board of Directors, to recommend that the shareholders vote in favor of the approval of the merger agreement, subject to the Board's fiduciary duties.

     To the extent permitted by law, Citizens National Bank also agreed to assist Community Bank in preparing for the integration of Citizens National Bank's business and operations with those of Community Bank after the merger. The parties agreed, however, that the confidentiality of customer information will be maintained until the completion of the merger. Consistent with generally accepted accounting principles and on a mutually acceptable basis, Citizens National Bank will modify its loan, litigation and real estate valuation policies and practices so as to be consistent with those of Community Bank before the merger.

NO SOLICITATION OF TAKEOVER PROPOSALS

     Under the terms of the merger agreement, Citizens National Bank has agreed not to directly or indirectly solicit, initiate or encourage any "Takeover Proposals." A "Takeover Proposal" is any proposal or offer to acquire Citizens National Bank (through a tender offer, merger, consolidation or other business combination) or a substantial equity interest in Citizens National Bank, or a substantial portion of Citizens National Bank's assets.

     In addition, Citizens National Bank has agreed not to negotiate, discuss or furnish nonpublic information with or to any third party in connection with a Takeover Proposal or otherwise facilitate the efforts of any third party with respect to a Takeover Proposal, or recommend or endorse any Takeover Proposals, unless required to discharge the fiduciary duties of Citizens National Bank's Board of Directors. If Citizens National Bank becomes aware of or receives a Takeover Proposal, it must immediately notify Community Bank System of that fact and the details of the Takeover Proposal. Citizens National Bank must also inform the person making a Takeover Proposal of Citizens National Bank's obligations under the merger agreement with respect to Takeover Proposals.

FEES AND EXPENSES; REIMBURSEMENT OF EXPENSES

     Each party will pay its own expenses in connection with the merger, except that Community Bank System and Citizens National Bank will share equally all filing fees due the Securities and Exchange Commission in connection with the merger and all costs associated with the printing and mailing of this document.

     If, within 12 calendar months following the termination of the merger agreement, any third party enters into an agreement with Citizens National Bank:

     - to merge or consolidate or effect any similar transaction with Citizens National Bank;

     - to acquire all or substantially all of the assets of Citizens National Bank; or

     - to acquire beneficial ownership of (or the right to acquire beneficial ownership or to vote) 25% or more of the outstanding shares of Citizens National Bank common stock;

then Citizens must immediately reimburse Community Bank System for its and Community Bank's costs and expenses, including professional fees and expenses, relating to the merger, up to a maximum of $75,000. Citizens National Bank, however, will not be required to reimburse Community Bank System unless the merger agreement was terminated by Community Bank System because:

     - Citizens National Bank breached the merger agreement and did not cure the breach within 30 days after given notice of it; or

     - the merger did not close before March 31, 2001 due to Citizens National Bank's failure to perform or observe its obligations under the merger agreement.

EMPLOYEES AND EMPLOYEE BENEFITS

     Community Bank System intends to keep open all existing customer facilities of Citizens National Bank after the merger. In addition to job opportunities in Citizens National Bank's five branches, employees will have an opportunity to apply for positions at other Community Bank branches and operation centers through an internal job posting system.

     In determining eligibility and vesting for employee benefits programs maintained by Community Bank System, it has agreed to credit current employees of Citizens National Bank who become employees of Community Bank System as a result of the merger for past service with Citizens National Bank. Under the merger agreement, employees of Citizens National Bank who are currently provided post-retirement health benefits will be eligible for post-retirement health insurance benefits under Community Bank's health insurance program on the same basis as employees of Community Bank. Citizens National Bank has agreed to cooperate with Community Bank System to coordinate the post-merger integration or transition of employee benefit programs maintained by each of them before the effectiveness of the merger. Community Bank System expects to periodically review its employee benefit programs after the merger, and the merger agreement does not limit Community Bank System's ability to make changes to the programs as it deems appropriate.

INDEMNIFICATION

     In the merger Agreement, Community Bank System agreed to provide indemnification to the current or former directors, officers and employees of Citizens National Bank and to provide, for at least four years following the merger, directors' and officers' liability insurance for the directors and officers of Citizens National Bank, as long as the premiums for the insurance do not exceed the current premiums expended by Citizens National Bank for similar coverage.

DIVIDENDS

     The parties agreed to coordinate the declaration and payment of cash dividends by Community Bank System and Citizens National Bank on their respective common stock, to ensure that you will receive a cash dividend for each calendar quarter from either Community Bank System or Citizens, but not from both. This coordination is necessary because Citizens National Bank currently declares its regular cash dividends on a biannual basis (twice a year) while Community Bank System currently declares its regular cash dividends on a quarterly basis (four times a year).

     For example, assuming that Citizens National Bank and Community Bank System continue to declare and pay their regular cash dividends, and that the merger is completed in year 2000:

     - if the merger is to be completed before the record date for Community Bank System's fourth quarter dividend for year 2000:

      - Citizens National Bank will declare before the merger a special cash dividend for the third quarter of year 2000 (which will be in an amount that is one-half of its regular biannual dividend); and

      - after the merger, you will receive Community Bank System's fourth quarter dividend.

     - if the merger is to be completed after the record date for Community Bank System's fourth quarter dividend for year 2000:

      - you will receive a regular biannual dividend from Citizens National Bank for the second-half of year 2000; and

      - you will not be entitled to receive any cash dividend from Community Bank System for the fourth quarter of year 2000.

     If the merger is not completed before the end of year 2000, similar arrangements will be made for the subsequent periods. We cannot assure you that Citizens National Bank and Community Bank System will continue to declare and pay their regular cash dividends or any other cash dividends.

AMENDMENT AND WAIVER

     Subject to the applicable law, the merger agreement may be amended at any time before completion of the merger if approved by the respective Boards of Directors or authorized officers of the parties. Before completion of the merger, except as prohibited by law, any provision of the merger agreement may be waived by the party for whose benefit the provision was intended. However, after the approval of the merger agreement by the Citizens National Bank shareholders, no amendment or waiver may change the type or amount of consideration to be received by Citizens National Bank shareholders in the merger, without obtaining further shareholder approval on the modified term of the merger agreement. The merger agreement provides that any amendment to it must be signed by all of the parties, and that any waiver must be signed by an executive officer of the party giving the waiver.

VOTING AGREEMENTS WITH DIRECTORS OF CITIZENS NATIONAL BANK

     Community Bank System has entered into an agreement with each director of Citizens National Bank. Pursuant to the agreement, each director of Citizens National Bank has agreed to vote all of his or her shares of Citizens National Bank common stock (and cause to be voted shares owned by certain related parties of the director) in favor of the merger agreement at the Special Meeting. The agreement also restricts the transfer of the Citizens National Bank common stock before the merger, and contains provisions ensuring compliance with Rule 145 under the Securities Act. James B. Cantwell, a shareholder of Citizens National Bank, has also signed a similar agreement.

RESALES OF COMMUNITY BANK SYSTEM COMMON STOCK

     The shares of Community Bank System common stock to be issued to you in the merger will be registered under the Securities Act. These shares may be traded freely and without restrictions by you if you are not an "affiliate" of Citizens National Bank at the time of the Special Meeting. As defined by the Securities Act, an affiliate of Citizens National Bank is any person or entity that directly or indirectly controls, is controlled by or is under common control with Citizens National Bank. Affiliates generally include directors, executive officers and 10% or greater shareholders of Citizens National Bank. Under most circumstances, affiliates must comply with Rule 145 under the Securities Act before selling any Community Bank System common stock they receive in the merger.

     Under Rule 145, during the one-year period after the completion of the merger, affiliates of Citizens National Bank may resell shares of Community Bank System common stock received by them in the merger only through unsolicited "brokers transactions" or in transactions directly with a "market maker," as those terms are defined in Rule 144 under the Securities Act. In addition, during this one-year period after the merger, the number of shares to be sold by an affiliate (together with certain related persons) may not exceed the greater of:

     - 1% of the total number of the outstanding shares of Community Bank System common stock; or

     - the average weekly trading volume of Community Bank System common stock during the four calendar weeks preceding the proposed sale.

     After the end of one year from the merger, an affiliate would be able to sell Community Bank System common stock received in the merger without the requirements or limitations described above, provided that Community Bank System was current with its periodic filings with the Securities and Exchange Commission. Two years after the merger, an affiliate would be able to sell the shares of Community Bank System common stock received in the merger without any restrictions.

     In addition, persons who become affiliates of Community Bank System may resell shares of Community Bank System common stock issued in the merger, subject to similar limitations and certain filing obligations specified in Rule 144.

     Each director of Citizens National Bank has signed an agreement which contains provisions intended to ensure compliance with the Securities Act and Rule 145. In addition, Citizens National Bank agreed to use its best efforts to cause any other person who is identified as an "affiliate" of Citizens National Bank for purposes of Rule 145 to deliver to Community Bank System, no later than 30 days before the completion of the merger, an agreement to comply with the Securities Act and Rule 145.

NEW YORK STOCK EXCHANGE LISTING

     Community Bank System has agreed to make an application to list the shares of its common stock to be issued in the merger on the New York Stock Exchange. The stock must be authorized for listing on the New York Stock Exchange for the merger to be completed.

REGULATORY APPROVALS AND NOTICES FOR THE MERGER

     Under the merger agreement, Citizens National Bank and Community Bank System have agreed to submit applications for all necessary regulatory approvals of the merger and to give all requisite notices to governmental agencies regarding the merger. These include approvals of and notices to the Comptroller of the Currency and the Federal Reserve Board.

     The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger, the expiration of all notice periods and waiting periods after the grant of regulatory approvals, and the satisfaction of all conditions contained in any regulatory approvals.

     The Comptroller of the Currency. The merger is subject to approval by the Comptroller of the Currency because Citizens National Bank and Community Bank are both national banks, and the Comptroller of the Currency has primary jurisdiction over this bank merger. Community Bank filed the application for approval of the Comptroller of the Currency on October 13, 2000. As of the date of this document, we have not received this approval.

     Any approval by the Comptroller of the Currency will be subject to the receipt of approval of the merger agreement by the Citizens National Bank shareholders. In addition, the merger may not be completed until the 15th day following the date of the approval by the Comptroller of the Currency. During this 15-day period, the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Comptroller of the Currency approval unless a court specifically orders otherwise.

     You should be aware that the approval by Comptroller of Currency:

     - reflects only its view that the merger does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness;

     - is not an opinion of the Comptroller of Currency that the merger is financially favorable to the Citizens National Bank shareholders or that the Comptroller of Currency has considered the adequacy of the terms of the merger; and

     - IS NOT AN ENDORSEMENT OF OR RECOMMENDATION FOR THE MERGER.

     Federal Reserve Board. The merger of Citizens National Bank and Community Bank is subject to the approval of the Federal Reserve Board under Section 3 of the Bank Holding Company Act. Pursuant to 12 CFR 225.12, the merger is eligible for an expedited review process which requires Community Bank System to file certain information with the Federal Reserve Board at least 10 days prior to the consummation of the merger. Community Bank System made this filing on October [], 2000.

            ADDITIONAL INFORMATION CONCERNING CITIZENS NATIONAL BANK

PRINCIPAL SHAREHOLDERS

     The following table provides information regarding the beneficial ownership of Citizens National Bank common stock as of October 15, 2000 by each director and executive officer of Citizens National Bank, each shareholder known to own five percent or more of Citizens National Bank common stock, and all of the Citizens National Bank directors and executive officers as a group. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Citizens National Bank believes that each of the persons named in the table has sole voting power and investment power with respect to the shares indicated as beneficially owned by them. Percentage ownership is based on 560,000 shares of Citizens National Bank common stock outstanding on October 15, 2000.

                                               NUMBER OF SHARES       PERCENTAGE OF
NAME AND ADDRESS                              BENEFICIALLY OWNED    OUTSTANDING STOCK
----------------                              ------------------    -----------------
Lyndon Baker................................         9,000(1)              1.6%
Paul M. Cantwell, Jr........................        45,660(2)              8.2
James B. Cantwell(3)........................        44,947                 8.0
Allen K. Child..............................         1,800(4)                *
Lynn A. Dufort..............................           570                   *
John Glazier................................           760(5)                *
Jack K. Hinman..............................         9,100(6)              1.6
John W. Johnson.............................           650                   *
Forrest Kimball(7)..........................            70                   *
Ralph Kriff.................................         2,030                   *
James McKee, III............................         8,400(8)              1.5
Patricia Prue(7)............................         2,700                   *
Directors and executive officers as a group
  (11 persons)..............................        80,740(9)             14.4

---------------
  * Less than 1%

(1) Includes 3,000 shares owned by Mr. Baker's wife.

(2) Includes 3,000 shares owned by Mr. Cantwell's wife and 450 shares owned by Mr. Cantwell's daughter. Also includes 6,240 shares owned by a trust for the benefit of an unrelated third party, for which trust Mr. Cantwell serves as trustee. Mr. Cantwell disclaims beneficial ownership of the shares owned by his daughter or the trust.

(3) The business address of Mr. Cantwell is c/o Department of Transportation, Building 5, State Campus, Albany, New York 12232.

(4) Includes 200 shares owned by Mr. Child's wife.

(5) Includes 100 shares owned by Mr. Glazier's wife.

(6) Includes 2,300 shares owned by Mr. Hinman's wife.

(7) Mr. Kimball and Ms. Prue are executive officers of Citizens National Bank.

(8) Includes 200 shares owned by Mr. McKee's children and a total of 5,400 shares owned by trusts for the benefit of unrelated third parties, for which trusts Mr. McKee serves as trustee. Mr. McKee disclaims beneficial ownership of the shares owned by his children or the trusts.

(9) See the above notes.

CERTAIN INFORMATION CONCERNING PAUL M. CANTWELL, JR.

     Following completion of the merger, Paul M. Cantwell, Jr., the Chairman and President of Citizens National Bank, will be elected to the Board of Directors of Community Bank System and Community Bank.

Mr. Cantwell, age 58, has served as a director of Citizens National Bank since 1973 and as its President and Chairman of the Board since 1983. He is also the owner of the law firm of Cantwell & Cantwell, located in Malone, New York. Mr. Cantwell currently serves as a trustee of Paul Smith's College of Arts and Sciences, a private four-year college located in the Adirondacks at Paul Smiths, New York. He is also the Northern Region Vice President of the Adirondack North Country Association, a not-for-profit corporation which promotes economical development in a 14 County area in Upstate New York.

     The following table presents amounts of compensation paid by Citizens National Bank to Mr. Cantwell for each of the last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
NAME AND PRINCIPAL POSITION                         YEAR         SALARY($)
---------------------------                         ----    -------------------
Paul M. Cantwell, Jr.(1)..........................  1999          $42,000
  President and Chairman of the Board               1998          $38,000
                                                    1997          $36,000

---------------
(1) Effective January 1, 2000, Mr. Cantwell receives base annual salary of $72,000.

     During the last three completed fiscal years, Mr. Cantwell did not receive any bonus or other compensation (including any equity-based compensation) from Citizens National Bank for his services as an officer or employee, other than as set forth in the above table. During the same period, each director of Citizens National Bank, including Mr. Cantwell, was paid a director's fee of $9,600 per year. Effective January 1, 2000, the director's fee was increased to $12,000 per year.

     Mr. Cantwell is the owner of a law firm, Cantwell & Cantwell, which has provided legal services to Citizens National Bank. Citizens National Bank paid Cantwell & Cantwell approximately $94,000 during calendar 1999 and approximately $76,000 during calendar 1998 for legal services rendered. Through the first nine months of calendar 2000, Citizens National Bank has paid Cantwell & Cantwell approximately $13,000 for legal services and, in addition, it is estimated that approximately $50,000 in unbilled legal services were rendered during that period. These amounts include legal fees paid by borrowers for a review on behalf of Citizens National Bank by Cantwell & Cantwell of loan applications and related documentation, but do not include legal fees paid by customers of Citizens National Bank who separately retain Cantwell & Cantwell to close their residential mortgages or commercial loans with Citizens National Bank.

                        DISSENTING SHAREHOLDERS' RIGHTS

GENERAL

     If you do not wish to accept 1.7 shares of Community Bank System common stock offered for each of your shares of Citizens National Bank as part of the merger, you have the right to dissent from the merger under Section 215a of Title 12 of the United States Code. If you dissent you have the right to seek an appraisal of your shares if you comply with the relevant provisions of Section 215a.

     The following is intended as a brief summary of the procedures you must follow in order to dissent from the merger and obtain appraisal rights. This summary is not a complete statement of all requirements and we strongly recommend that you read carefully the complete text of Section 215a which is set forth in Annex B. If you fail to follow the steps required by Section 215a for obtaining appraisal rights you may lose these rights. If you do wish to dissent from the merger and seek appraisal of your shares you should consult a legal advisor.

WHO MAY EXERCISE APPRAISAL RIGHTS

     Generally only the registered holder of the Citizens National Bank common stock has appraisal rights. The registered holder is the person whose name appears on the stock certificate. If you are not the registered holder, you may still request appraisal on behalf of a registered owner in limited circumstances, such as in a fiduciary capacity or as an authorized agent. The request must clearly identify and state the registered owner's name as it appears on his or her stock certificate(s) and, if you are making the request on behalf of the registered owner, you must also disclose that you are the registered owner's agent and are acting on his or her behalf.

     If you are the beneficial owner and not the registered holder, you must have the registered owner submit the required demand in respect of such shares. If you have your shares in a brokerage account or in other nominee form and wish to exercise appraisal rights, you should consult with your broker or other nominees to determine the appropriate procedures.

     If you own shares in a fiduciary capacity, such as a trustee, guardian or custodian, you may make demand for appraisal in such a capacity on behalf of the registered owner. Similarly, if you are the authorized agent of the registered owner, you may request appraisal on the owner's behalf. If the registered holder is more than one person, such as in a joint tenancy or tenancy in common, demand must be made by or for all joint owners.

     A registered owner, such as a broker, who holds shares as nominee for others, may exercise his or her right of appraisal with respect to some of the shares held while not exercising this right for other shares held on behalf of other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is being sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

ELECTING APPRAISAL RIGHTS

     If you are the registered holder of Citizens National Bank common stock or are acting on behalf of a registered owner and are authorized to do so (as discussed above), to exercise appraisal rights you must:

     - vote against the merger at the Special Meeting, or

     - give notice in writing that you want to dissent and deliver the notice to Patricia Prue, Corporate Secretary of Citizens National Bank, 6 Elm Street, Malone, New York 12953, at the Special Meeting or before the Special Meeting.

     After satisfying either of the two conditions above, and complying with the other procedures of Section 215a for the exercise of dissenters' rights, you will be entitled to receive the value of your shares of Citizens National Bank common stock as determined in the manner described below. To receive your money you must make a written request within 30 days after completion of the merger to Community Bank System. The request should state that you want Community Bank System to purchase your shares and must be accompanied by the stock certificates for which you seek appraisal rights. The request and stock certificates should be mailed to:

                          Community Bank System, Inc.
                             Attn: Donna J. Drengel
                            5790 Widewaters Parkway
                             DeWitt, New York 13214

     If you fail to comply with any of the above conditions and the merger has been completed, you may lose your dissenters' right. If this happens, you will still be entitled to receive Community Bank System common stock for your shares of Citizens National Bank common stock as provided for in the merger agreement.

DETERMINING VALUE OF DISSENTING SHAREHOLDERS' SHARES

     Section 215a(c) outlines the procedure for determining the value of your shares. The value of your shares will be determined as of the day the merger is completed, and this determination will be made by a committee of three people. The committee will consist of:

     - one person who is selected by the majority of the shares owned by all dissenting shareholders;

     - one person selected by the Board of Directors of Community Bank System;
       and

     - one person chosen by the two appraisers selected as provided in the preceding two bullet points above.

     The value of your shares will be the value which two of the three people on the committee agree upon. If any dissenting shareholder is not satisfied with this value, that shareholder may appeal to the Comptroller of the Currency within five days after being notified of the appraised value. The Comptroller of the Currency must then reappraise the shares. This reappraisal will then be the final and binding value of all dissenting shares.

     If 90 days have passed since completion of the merger and either one or more of the appraisers has not been selected or the appraisers have not determined an appraisal value, then any shareholder can make a written request to the Comptroller of the Currency to make an appraisal. The Comptroller of the Currency's appraisal will then be final and binding on all parties.

     The expenses of the Comptroller of the Currency in making the appraisal or reappraisal, if applicable, must be paid by Community Bank System. Unless Community Bank System or the dissenting shareholders seek judicial review of the appraisal, Community Bank System must promptly pay the appraised value of the shares to the dissenting shareholders out of the funds deposited in an escrow account established for that purpose.

     The Comptroller of the Currency uses various methods to determine the fair value of the shares being appraised. If you are considering seeking appraisal, you should be aware that the fair value of the shares as determined under
Section 215a could be same as, less than or more than, the value of the stock you would otherwise receive from Community Bank System under the merger agreement.

     Section 215a also requires that Community Bank System must sell all Community Bank System stock that it would have otherwise delivered to dissenting shareholders at a public auction. If these shares are then sold for more than the amount paid to the dissenting shareholders, the excess of the sale price must be paid to the dissenting shareholders. Community Bank System is entitled to purchase any of these shares at a public auction if it is the highest bidder and then sell these shares within 30 days at no less than par value to any person determined by the Board of Directors of Community Bank System.

                        DESCRIPTION OF CAPITAL STOCK OF
                             COMMUNITY BANK SYSTEM

     In the merger, you will receive Community Bank System common stock and become a stockholder of Community Bank System. Community Bank System is a Delaware corporation subject to the provisions of

Delaware law. Given below is a summary of the material features of the Community Bank System common stock. This summary is not a complete discussion of the charter documents and other instruments of Community Bank System that create the rights of the shareholders. You are urged to read carefully those documents and instruments, which have been filed as exhibits to the registration statement of which this document is a part. Please see "Where You Can Find More Information" on page [ ] for information on how to obtain copies of those documents and instruments.

GENERAL

     Community Bank System is authorized to issue 20,000,000 shares of common
stock, no par value per share. As of [               ], 2000, [               ]
shares of common stock were issued and outstanding.

     Community Bank System's certificate of incorporation also authorizes the board of directors, without stockholder approval (subject to the rules of the New York Stock Exchange, if applicable), to issue up to 500,000 shares of preferred stock, par value $1.00 per share, and to establish the relative rights, designations, preferences and limitations or restrictions of the preferred stock. As of the date of this document, there were no shares of preferred stock outstanding.

COMMON STOCK

     Voting Rights. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. No stockholders have cumulative voting rights in the election of directors.

     Dividends. Community Bank System may pay dividends as declared from time to time by the Board of Directors out of funds legally available for dividends, subject to certain restrictions. The holders of Community Bank System common stock will be entitled to receive any dividends on the common stock in proportion to their holdings.

     Rights in Liquidation. In the event of a liquidation, dissolution or winding up of Community Bank System, each holder of Community Bank System common stock would be entitled to receive, after payment of all debts and liabilities of Community Bank System and after any required distribution to holders of any issued and outstanding preferred stock, a pro rata portion of all remaining assets of Community Bank System.

     No Preemptive Rights; No Redemption. Holders of shares of Community Bank System common stock are not entitled to preemptive rights with respect to any shares of any capital stock of Community Bank System that may be issued. Community Bank System common stock is not subject to call or redemption.

CERTAIN CERTIFICATE OF INCORPORATION AND BYLAWS PROVISIONS

     There are provisions in Community Bank System's certificate of incorporation, bylaws and stockholder protection rights plan which are intended to discourage non-negotiated takeover attempts. These provisions are intended to avoid costly takeover battles and lessen Community Bank System's exposure to coercive takeover attempts at a unfair price, and are designed to maximize shareholder value in connection with unsolicited offer takeover attempts. These provisions, however, could reduce the premium that potential acquirors might be willing to pay in an acquisition, which may in turn reduce the market price that investors might be willing to pay in the future for shares of Community Bank System common stock.

     Community Bank System's certificate of incorporation authorizes the board of directors to issue, without further stockholder approval, up to 500,000 shares of preferred stock with rights senior to those of its common stock, except as may be required with respect to a particular transaction by applicable law or by regulatory agencies having jurisdiction over Community Bank System. The board of directors of Community Bank System is permitted to establish from time to time the relative rights, designations, preferences and limitations or restrictions of the preferred stock. The preferred stock could be used to deter future attempts to gain control of Community Bank System.

     Community Bank System has a classified board which provides for the board to be divided into three classes, as nearly equal in number as possible, with approximately one third of the directors to be elected annually for three-year terms. A classified board helps to assure continuity and stability of corporate leadership and policy by extending the time required to elect a majority of the directors to at least two successive annual meetings. This extension of time may also discourage a tender offer or takeover bid by making it more difficult for a majority of shareholders to change the composition of the board of directors.

     In addition, Community Bank System's certificate of incorporation contains a provision which requires that certain business combinations be approved by the affirmative vote of either (a) the holders of three-fourths of the outstanding shares of Community Bank System common stock and a majority of the board of directors; or (b) the holders of two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing directors. These "supermajority" requirements could result in Community Bank System's board exercising a stronger influence over any proposed takeover (subject to its fiduciary duties) by refusing to approve a proposed business combination and by obtaining sufficient additional votes, including votes obtained through the issuance of additional shares to parties friendly to their interests, to preclude the two-thirds or three-fourths shareholder approval requirement.

     Community Bank System's certificate of incorporation also provides that the above described provisions designed to protect Community Bank System from unfriendly takeover attempts can only be amended by the affirmative vote of (a) holders of at least three-fourths of the outstanding shares of Community Bank System common stock and a majority of the board of directors, or (b) holders of at least two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing directors.

RIGHTS PLAN

     On February 21, 1995, Community Bank System's board of directors adopted a stockholder protection rights plan and declared a distribution on February 24, 1995 to stockholders of record as of February 21, 1995 of one share purchase right, or a Right, for each outstanding share of Community Bank System common stock. One Right will attach to each share of Community Bank System common stock to be issued in the merger.

     The Rights become exercisable in the event that a person, entity or group acquires, or commences a tender offer which, if successful, would enable him or it to acquire, 15% or more of the outstanding shares of Community Bank System common stock. Each Right initially entitles stockholders to purchase one share of Community Bank System common stock at an exercise price of $85.00 per share, subject to adjustments. If, after the Rights become exercisable, any person, entity or group acquires 15% or more of the outstanding shares of Community Bank System common stock, the holder of each Right (other than the acquiring person) may purchase, for the then current exercise price of the Right, that number of shares having a market value equal to twice the exercise price. If, after the Rights become exercisable, Community Bank System merges or consolidates with, sells or transfers 50% if its assets (as measured by book value, market value, or operating income or cash flow productivity) to, or engages in certain other transactions with, another person, entity or group, Community Bank System shall take such steps as are necessary to ensure, and shall not consummate or permit the transaction to occur until it shall have entered into an agreement with the other party providing, that upon consummation of the transaction, holders of each Right shall be entitled to purchase, for the then current exercise price of the Right, that number of shares of Community Bank System common stock of the other party having a market value equal to twice the exercise price, and further providing that the other party shall assume all of Community Bank System's obligations under the stockholder protection rights plan.

     The Rights may be redeemed by Community Bank System under certain circumstances at a price of $0.01 per Right, and will expire on February 21, 2005 if not redeemed or exercised earlier. If there are not sufficient shares of the Community Bank System common stock authorized at the time the Rights become exercisable, the board of directors will secure stockholder authorization for sufficient additional shares or, alternatively, will provide for the issuance of other securities or assets of Community Bank System having an equivalent value upon exercise of the Rights.

        COMPARISON OF RIGHTS OF HOLDERS OF CITIZENS NATIONAL BANK COMMON
                  STOCK AND COMMUNITY BANK SYSTEM COMMON STOCK

     In the merger, your Citizens National Bank common stock will be converted into Community Bank System common stock and you will become a stockholder of Community Bank System.

     Citizens National Bank is a national banking association regulated by the Comptroller of the Currency. Your rights as a holder of Citizens National Bank common stock derive from Citizens National Bank's articles of association and bylaws and from the National Bank Act.

     Community Bank System is a Delaware corporation and the rights of Community Bank System stockholders derive from the Community Bank System certificate of incorporation and bylaws and from the Delaware General Corporation Law.

     Certain differences between your rights as a holder of Citizens National Bank common stock and the rights as a Community Bank System stockholder are summarized below. Only the material differences are summarized below and the summary does not purport to be a complete statement of the rights of Citizens National Bank and Community Bank System stockholders. For a more complete understanding of all rights of Citizens National Bank and Community Bank System stockholders, we recommend that you read the complete text of the governing corporate instruments of both Citizens National Bank and Community Bank System, as well as the applicable law.

AUTHORIZED CAPITAL STOCK

     Community Bank System. Under its certificate of incorporation, Community Bank System is authorized to issue 20,000,000 shares of common stock, no par value, and 500,000 shares of preferred stock, par value $1.00 per share. Although no shares of preferred stock are currently outstanding, the board of directors may, without stockholder approval (subject to the rules of the New York Stock Exchange, if applicable), issue shares of preferred stock with the relative rights, designations, preferences and limitations or restrictions established by the board. The ability of Community Bank System to issue shares of preferred stock could have an anti-takeover effect.

     Citizens National Bank. Citizens National Bank's articles of association authorizes the issuance of up to 650,000 shares of common stock, par value $0.625 per share.

CUMULATIVE VOTING

     Community Bank System. The Community Bank System certificate of incorporation does not provide for cumulative voting.

     Citizens National Bank. Under the National Bank Act, Citizens National Bank shareholders are entitled to cumulate votes in connection with the election of directors. Cumulative voting means that each shareholder is entitled to as many votes as are equal to the number of shares the shareholder owns multiplied by the number of directors to be elected at any particular annual shareholders' meeting. At any shareholders' meeting, a Citizens National Bank shareholder may cast all of his or her votes for a single candidate for election to the Citizens National Bank board or may distribute the votes among any two or more candidates.

CLASSIFIED BOARD OF DIRECTORS

     Community Bank System. Community Bank System's board of directors is divided into three classes of directors, with each class of directors serving for staggered three-year terms. Each class must be as nearly equal in number as possible. Community Bank System's certificate of incorporation provides for the election of directors by class for a term of three years.

     Citizens National Bank. Neither the National Bank Act nor Citizens National Bank's articles of association or bylaws provides for a classified board of directors.

QUORUM OF STOCKHOLDERS

     Community Bank System. In order to have a quorum for the transaction of business at any shareholders' meeting, the holders of at least one-third of the shares entitled to vote at the meeting must be present in person or represented by proxy.

     Citizens National Bank. The Citizens National Bank bylaws provide that a majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum at any shareholders' meeting.

ELECTION OF DIRECTORS

     Community Bank System. Community Bank System's bylaws provide that nominations of persons for election to the board of directors may be made at a meeting of stockholders by or at the direction of the board of directors, or by any stockholder entitled to vote at the election who gives an advanced written notice to the Secretary not less than 60 days or more than 90 days prior to the meeting (provided that if Community Bank System gives less than 60 days' notice of the meeting date, the nominating stockholder's notice must be given within 10 days following the mailing date of the Community Bank System notice). Community Bank System's bylaws further provide that directors shall be elected by a plurality of the votes cast at a meeting of stockholders.

     Citizens National Bank. Citizens National Bank's bylaws provide that nominations for election to the board of directors may be made by the Board or by any shareholder entitled to vote in the election. Any nomination made by a shareholder must be made in writing and delivered to President not less than 14 days nor more than 50 days before the shareholders' meeting called for the election of directors (provided that if Citizens National Bank gives less than 21 days' notice of the meeting date, the nomination must be made within seven days following the mailing date of the Citizens National Bank notice). Every election of directors is monitored by three judges, who are appointed from among the shareholders by the board of directors. Directors are elected by a cumulative vote. The Citizens National Bank articles of association provide that the board of directors must elect one of its members the President and the Chairman of the Board of Citizens National Bank.

QUALIFICATION OF DIRECTORS

     Community Bank System. Delaware law provides that a director need not be a stockholder. The Community Bank System certificate of incorporation and the Community Bank System bylaws do not contain further qualifications for directors. Currently, all of the directors of Community Bank System also serve as a director of Community Bank. Because Community Bank is a national banking association, each director must meet the qualification requirements imposed by the National Bank Act and the related regulations which are described in the paragraph immediately below.

     Citizens National Bank. The National Bank Act and the related regulations require that a director of a national banking association must be a citizen of the United States and must own shares of capital stock of the association or its parent company, the aggregate par value, shareholders' equity or fair market value of which shares is not less than $1,000. Generally, at least a majority of the directors of a national banking association must have resided in the state in which the association is located, or within 100 miles of the location of the office of the association, for at least one year immediately before the election as a director and must continue to reside within those areas during the term of office. The Citizens National Bank articles of association provide that each director must own in his/her own right shares of stock with an aggregate market value of $7,500.

REMOVAL OF DIRECTORS; RETIREMENT.

     Community Bank System. Under Delaware law, the holders of a majority of the shares entitled to vote on the election of directors can remove directors only for cause because Community Bank System has a classified Board and its certificate of incorporation does not provide to the contrary. The term of a director will terminate at December 31 of the year in which the director reaches age 70.

     Citizens National Bank. The National Bank Act and the Citizens National Bank articles of association and bylaws are silent as to the removal or retirement of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Community Bank System. The Community Bank System bylaws provide that vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, or may be elected by a plurality of stockholders.

     Citizens National Bank. Citizens National Bank's articles of association provide that any vacancies on the board of directors occurring between annual meetings may be filled by majority vote of all of the board of directors.

PAYMENT OF DIVIDENDS

     Community Bank System. Delaware law provides that dividends may be paid either out of a corporation's surplus or, in the event that no surplus exists, from its net profits, if any, from either the year the dividends were declared or the prior year. Capital surplus is the excess of the net assets of the corporation over the stated capital of the corporation.

     Citizens National Bank. Under the National Bank Act, Citizens National Bank may pay dividends out of undivided profits. However, no dividends may be declared if the surplus does not equal common capital unless at least one-tenth of net income for the preceding two consecutive half-year periods (or in case of quarterly or semiannual dividends, at least one-tenth of net income for the preceding half-year period) has been carried to surplus. Citizens National Bank must also obtain the prior approval of the Comptroller of the Currency if total dividends declared in any calendar year exceeds net income for that year combined with retained earnings for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

SPECIAL MEETING OF STOCKHOLDERS

     Community Bank System. Community Bank System's bylaws provide that a special meeting may be called by the board or by the Chairman of the board or by the executive committee of the board.

     Citizens National Bank. Citizens National Bank's bylaws provide that special meetings may be called by the board of directors or by three or more shareholders owning not less than five percent of the outstanding shares of common stock in the aggregate.

RIGHTS OF STOCKHOLDERS TO DISSENT

     Community Bank System. Under the Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation involved in a merger or consolidation. However, no appraisal rights are available for any stock, which on the record date of the stockholder meeting to approve the transaction, is listed on a national securities exchange or the Nasdaq National Market System, or held of record by more than 2,000 stockholders. Also no appraisal rights are available to stockholders of the surviving corporation in a merger if their approval is not required. Notwithstanding the foregoing, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (1) shares of stock of the corporation surviving or resulting from such merger or consolidation; (2) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities exchange or the Nasdaq National Market System, or held of record by more than 2,000 stockholders; (3) cash in lieu of fractional shares; or (4) any combination of the foregoing.

     Citizens National Bank. The appraisal rights of the Citizens National Bank shareholders are described in detail in this document under "Dissenting Shareholders' Rights" on page [ ].

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Community Bank System. The Community Bank System certificate of incorporation provides that a director shall not be personally liable to Community Bank System or its stockholders for monetary damages for a breach of fiduciary duty, except for liability:

     - for a breach of the duty of loyalty;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

     Community Bank System will indemnify to the fullest extent permitted by Delaware law any person against liabilities and expenses incurred by reason of the fact that he or she was acting as a director or officer of Community Bank System. Community Bank System may also provide indemnification to its employees and agents. However, indemnification is only available if a person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. To receive indemnification in a criminal proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful.

     Citizens National Bank. Citizens National Bank's articles of association provide that the liability of Citizens National Bank directors, officers and employees for monetary damages will be eliminated as permitted under applicable banking regulations and New York law. Under 12 CFR 7.2014, a national banking association may indemnify directors, officers, employees and certain other affiliates with respect to an administrative proceeding or civil action by any Federal banking agency only if reasonable and consistent with applicable Federal Deposit Insurance Corporation regulations. In other administrative proceedings or civil actions, an association may indemnify those parties for damages and expenses in accordance with the law of the state in which the main office of the association is located, the Model Business Corporation Act or the Delaware General Corporation Law, provided that indemnification is consistent with safe and sound banking practices. Citizens National Bank's articles of association has selected New York law to govern for these purposes. Section 722(a) of the New York Business Corporation Law authorizes a corporation to indemnify any person against liabilities and expenses incurred by reason of that fact that the person was a director or officer of the corporation or served any other entity at the request of the corporation. However, indemnification is only available if the director or officer acted in good faith and in a manner he or she reasonably believed to be in (or in certain circumstances, not opposed to) the best interests of the corporation. To receive indemnification in a criminal proceeding, the director or officer must also have had no reasonable cause to believe his or her conduct was unlawful.

     The Citizens National Bank articles of association provide that no indemnification is permitted with respect to expenses or payments incurred in an administrative proceeding or action instituted by a bank regulatory agency which results in a final order assessing civil monetary penalties against the indemnified person or requiring the indemnified person to make other payments to Citizens National Bank. Moreover, under the Citizens National Bank articles of association, no indemnification is available where the indemnified person is determined to be guilty of gross negligence, willful misconduct, self-dealing or criminal acts, or where a settlement is reached (unless indemnification is approved by a court, the shareholders or disinterested members of the Board of Directors).

CERTAIN VOTING RIGHTS WITH RESPECT TO MERGERS

     Community Bank System. Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires approval by a majority of the outstanding shares, unless the corporation's certificate of incorporation requires a higher percentage. Whether approval of stockholders is required by Delaware law, the Community Bank System certificate of incorporation requires a higher percentage with respect to "business combinations" with "interested shareholders" as discussed below.

     An interested shareholder is the beneficial owner of common stock representing three percent or more of the votes entitled to be cast, an affiliate or associate of Community Bank System who was an interested shareholder at any time during the preceding two years, or an assignee or successor in interest of shares which were owned at any time during the preceding two years by an interested shareholder.

     A business combination between Community Bank System and an interested shareholder requires the approval of a majority of the board of directors and at least three-fourths of the votes entitled to be cast, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing directors. A "business combination" includes:

     - a merger or consolidation with Community Bank System or any of its subsidiaries;

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving any assets or securities of Community Bank System or any of its subsidiaries having an aggregate fair market value of $3,000,000 or more;

     - the adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

     - any reclassification of securities, recapitalization, any merger or consolidation of Community Bank System with one of its subsidiaries, or any other transaction which has the effect of increasing the proportion of the outstanding shares of any class of equity or convertible securities which is beneficially owned by an interested shareholder; and

     - any agreement, contract, or other agreement providing for any one or more of the actions specified in the foregoing.

     In addition, Section 203 of the Delaware General Corporation Law applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by a corporation and certain of its shareholders. Community Bank System has not elected to "opt out" of Section 203, as permitted by that section. Section 203 provides, in essence, that an "interested stockholder," defined as a stockholder acquiring more than 15%, but less than 85%, of the outstanding voting stock of a corporation subject to the statute and its affiliates and associates, may not engage in certain "business combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

     - prior to that date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an interested person, or

     - the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested person.

     Section 203 defines the term "business combination" to include a wide variety of transactions with or caused by an interested person in which the interested person receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, certain asset sales, certain issuances of additional shares to the interested person, transactions with the corporation which increase the proportionate interest of the interested person or transactions in which the interested person receives certain other benefits.

     Citizens National Bank. The National Bank Act requires the affirmative vote of at least two-thirds of the outstanding capital stock of a national banking association to approve a merger, consolidation or sale of substantially all of the assets of a national banking association. The Citizens National Bank articles of association do not require a higher percentage.

SHAREHOLDER RIGHTS PLAN

     Community Bank System. The board of directors of Community Bank System has adopted a stockholder rights protection plan (commonly known as a "poison pill"). For details on this plan, please see "Rights Plan" on page [ ].

     Citizens National Bank. Citizens National Bank has no shareholder rights plan.

PREEMPTIVE RIGHTS

     Community Bank System. The Community Bank System certificate of incorporation does not provide for preemptive rights.

     Citizens National Bank. The Citizens National Bank articles of association does provide for preemptive rights. Preemptive rights allow the shareholders to maintain his or her ownership percentage in Citizens National Bank common stock by purchasing a pro rata portion of any additional shares sold by Citizens National Bank, unless the additional shares were issued in exchange for stock of another financial institution.

AMENDMENT TO CERTIFICATE OF INCORPORATION AND ARTICLES OF ASSOCIATION

     Community Bank System. Under Delaware law, the Community Bank System certificate of incorporation may be amended only if the amendment is first proposed by the Community Bank System board of directors and is approved by a majority of outstanding shares entitled to vote thereon. Where the rights of a certain class of shares is affected by the amendment, a majority of that class of shares must also approve the amendment, regardless if such class is otherwise entitled to vote on the amendment. Under Community Bank System's certificate of incorporation, amendments to provisions relating to the election and classification of directors, the limitation of director's liability, a business combination with interested shareholder or an amendment to the certificate require the approval of a majority of the board of directors and at least three-fourths of the votes entitled to be cast by the holders of Community Bank System common stock, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing directors.

     Citizens National Bank. Under the National Bank Act and Citizens National Bank's articles of association, the Citizens National Bank articles of association may be amended if the amendment is approved by the holders of a majority of the Citizens National Bank common stock.

                                    EXPERTS

     The consolidated financial statements of Community Bank System as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this document and in the registration statement of which this document is a part, in reliance upon the report of PricewaterhouseCoopers LLP, independent auditors, which report is incorporated by reference in this document, and upon the authority of the firm as experts in accounting and auditing.

     The material U.S. federal income tax consequences of the merger are being passed upon for Citizens National Bank and Community Bank System by PricewaterhouseCoopers LLP.

                                 LEGAL MATTERS

     The validity of the shares of Community Bank System common stock to be issued pursuant to the terms of the merger agreement will be passed upon for Community Bank System by Bond, Schoeneck & King, LLP, Syracuse, New York. Mackenzie Smith Lewis Michell & Hughes LLP, Syracuse, New York, has acted as special counsel for Citizens National Bank in connection with the merger.

                      WHERE YOU CAN FIND MORE INFORMATION

     Community Bank System files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

     You may read and copy any reports, statements or other information that Community Bank System files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Community Bank System's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." You can also inspect reports, proxy statements and other information about Community Bank System at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Community Bank System's public filings are also available from Community Bank System at the address shown below.

     Community Bank System has filed a registration statement to register with the Securities and Exchange Commission the shares of Community Bank System common stock to be issued to Citizens National Bank shareholders in the merger. This document is a part of the registration statement and constitutes a prospectus of Community Bank System and a proxy statement of Citizens National Bank for its Special Meeting.

     As allowed by Securities and Exchange Commission rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement. The Securities and Exchange Commission allows Community Bank System to "incorporate by reference" certain information into this document, which means that Community Bank System can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document. This document incorporates by reference the documents set forth below that Community Bank System has previously filed with the Securities and Exchange Commission.

COMMISSION FILINGS (FILE NO. 0-11716)
-------------------------------------
Annual Report on Form 10-K...............  Year ended December 31, 1999
Quarterly Reports on Form 10-Q...........  Quarterly Periods ended March 31, 2000 and June 30, 2000
Proxy Statement for Annual Meeting of
  Stockholders...........................  2000
Current Reports on Form 8-K..............  Filed February 25, 2000, September 18,
                                           2000 and September 29, 2000
Registration Statements on Form 8-A......  Filed December 9, 1997 and February 27,
                                           1995

     All documents that Community Bank System files with the Securities and Exchange Commission between the date of this document and the completion of the merger are incorporated into this document by reference and made a part of this document from the date of the filing of the documents. These additional documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

     Community Bank System has supplied all information contained or incorporated by reference in this document relating to Community Bank System and Community Bank. Citizens National Bank has supplied all such information relating to Citizens National Bank. Neither Community Bank System nor Citizens National Bank assumes any responsibility for the accuracy or completeness of the information provided by the other party.

     You may obtain documents incorporated by reference from Community Bank System without charge, excluding all exhibits (unless specifically incorporated by reference as an exhibit to this document), by requesting them in writing or by telephone from Community Bank System at the following address:

                          Community Bank System, Inc.
                            5790 Widewaters Parkway
                             DeWitt, New York 13214
                Attention: Donna J. Drengel, Corporate Secretary
                           Telephone: (315) 445-7313

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM COMMUNITY BANK SYSTEM, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF THE REQUESTED DOCUMENTS PRIOR TO THE SPECIAL MEETING.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the Special Meeting. Neither Community Bank System nor Citizens National Bank has authorized anyone to provide you with information that is different from what is contained in this
document. This document is dated [               ], 2000. You should not assume
that the information contained in this document is accurate after that date.

                                                                         ANNEX A

                         AGREEMENT AND PLAN OF MERGER,

                        DATED AS OF SEPTEMBER 26, 2000,

                                  BY AND AMONG

                          COMMUNITY BANK SYSTEM, INC.,

                              COMMUNITY BANK, N.A.

                                      AND

                      THE CITIZENS NATIONAL BANK OF MALONE

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          COMMUNITY BANK SYSTEM, INC.
                           COMMUNITY BANK, N.A., AND
                      THE CITIZENS NATIONAL BANK OF MALONE

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE I  DEFINITIONS................................................   A-1
ARTICLE II  PLAN OF MERGER AND RELATED MATTERS........................   A-4
  2.1     The Merger..................................................   A-4
  2.2     Merger Consideration........................................   A-4
  2.3     Effect of Merger............................................   A-4
  2.4     Dissenting Shares...........................................   A-5
  2.5     Procedure to Exchange Shares................................   A-6
  2.6     Tax and Accounting Treatment................................   A-6
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF CITIZENS BANK..........   A-7
  3.1     Capital Structure of Citizens Bank..........................   A-7
  3.2     Organization, Standing and Authority of Citizens Bank.......   A-7
  3.3     Ownership of Citizens Bank Subsidiaries; Capital Structure
          of Citizens Bank Subsidiaries...............................   A-7
  3.4     Authorized and Effective Agreement..........................   A-7
  3.5     Regulatory Filings..........................................   A-8
  3.6     Financial Statements; Books and Records; Minute Books.......   A-8
  3.7     Material Adverse Change.....................................   A-8
  3.8     Absence of Undisclosed Liabilities..........................   A-8
  3.9     Properties..................................................   A-8
  3.10    Loans.......................................................   A-9
  3.11    Tax Matters.................................................   A-9
  3.12    Employee Benefit Plans......................................   A-9
  3.13    Material Contracts..........................................  A-11
  3.14    Legal Proceedings...........................................  A-11
  3.15    Compliance with Laws........................................  A-11
  3.16    Labor Matters...............................................  A-11
  3.17    Brokers and Finders.........................................  A-12
  3.18    Insurance...................................................  A-12
  3.19    Environmental Liability.....................................  A-12
  3.20    Administration of Trust Accounts............................  A-12
  3.21    Intellectual Property.......................................  A-12

                                                                        PAGE
                                                                        ----
  3.22    Certain Information.........................................  A-13
  3.23    Tax Treatment...............................................  A-13

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF CBSI AND COMMUNITY
  BANK................................................................  A-13
  4.1     Capital Structure of CBSI...................................  A-13
  4.2     Organization, Standing and Authority of CBSI................  A-13
  4.3     Ownership of CBSI Subsidiaries; Capital Structure of CBSI
          Subsidiaries................................................  A-13
  4.4     Organization, Standing and Authority of CBSI Subsidiaries...  A-14
  4.5     Authorized and Effective Agreement..........................  A-14
  4.6     SEC Documents; Regulatory Filings...........................  A-14
  4.7     Financial Statements; Books and Records; Minute Books.......  A-15
  4.8     Material Adverse Change.....................................  A-15
  4.9     Absence of Undisclosed Liabilities..........................  A-15
  4.10    Employee Benefit Plans......................................  A-15
  4.11    Legal Proceedings...........................................  A-15
  4.12    Compliance with Laws........................................  A-15
  4.13    Tax Matters.................................................  A-16
  4.14    Brokers and Finders.........................................  A-16
  4.15    Insurance...................................................  A-16
  4.16    Environmental Liability.....................................  A-16
  4.17    Certain Information.........................................  A-16
  4.18    Tax Treatment...............................................  A-17
  4.19    Merger Consideration........................................  A-17
ARTICLE V  COVENANTS..................................................  A-17
  5.1     Shareholders' Meeting.......................................  A-17
  5.2     Proxy Statement; Registration Statement.....................  A-17
  5.3     Applications................................................  A-17
  5.4     Best Efforts................................................  A-18
  5.5     Investigation and Confidentiality...........................  A-18
  5.6     Press Releases..............................................  A-19
  5.7     Actions Pending the Merger..................................  A-19
  5.8     Certain Policies............................................  A-20
  5.9     Closing; Articles of Merger.................................  A-20
  5.10    Affiliates..................................................  A-20
  5.11    Citizens Bank Employees; Directors and Management;
          Indemnification.............................................  A-21
  5.12    Dividends...................................................  A-21

                                                                        PAGE
                                                                        ----
  5.13    Advisory Council............................................  A-22
  5.14    Takeover Laws...............................................  A-22
ARTICLE VI  CONDITIONS PRECEDENT......................................  A-22
  6.1     Conditions Precedent to Obligations of CBSI, Community Bank
          and Citizens Bank...........................................  A-22
  6.2     Conditions Precedent to Obligations of Citizens Bank........  A-24
  6.3     Conditions Precedent to Obligations of CBSI and Community
          Bank........................................................  A-24
ARTICLE VII  TERMINATION, WAIVER AND AMENDMENT........................  A-25
  7.1     Termination.................................................  A-25
  7.2     Effect of Termination.......................................  A-25
  7.3     Survival of Representations, Warranties and Covenants.......  A-25
  7.4     Waiver......................................................  A-25
  7.5     Amendment or Supplement.....................................  A-26
  7.6     Termination Fee.............................................  A-26
ARTICLE VIII  MISCELLANEOUS...........................................  A-26
  8.1     Expenses....................................................  A-26
  8.2     Entire Agreement............................................  A-26
  8.3     No Assignment...............................................  A-26
  8.4     Alternative Structure.......................................  A-26
  8.5     Notices.....................................................  A-27
  8.6     Captions....................................................  A-27
  8.7     Counterparts................................................  A-27
  8.8     Governing Law...............................................  A-27

                                   AGREEMENT
                               AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of September 26, 2000, by and among COMMUNITY BANK SYSTEM, INC., a Delaware corporation ("CBSI"), COMMUNITY BANK, N.A., a national banking association ("Community Bank"), and THE CITIZENS NATIONAL BANK OF MALONE, a national banking association ("Citizens Bank").

     WHEREAS, CBSI is a bank holding company, the principal banking subsidiary of which is Community Bank;

     WHEREAS, the Boards of Directors of CBSI, Community Bank, and Citizens Bank have each determined that it is in the best interests of their respective shareholders for CBSI, through Community Bank, to acquire Citizens Bank upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such acquisition, the Boards of Directors of CBSI, Community Bank, and Citizens Bank have each approved the Merger of Citizens Bank with and into Community Bank in accordance with The National Banking Act and upon the terms and conditions set forth herein;

     WHEREAS, upon the consummation and effectiveness of the Merger, all of the issued and outstanding shares of Citizens Bank Common Stock shall be converted into Common Stock of CBSI as provided in Article II of this Agreement;

     WHEREAS, the parties desire to effectuate the Merger of Citizens Bank into Community Bank as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, so that the exchange of Citizens Bank Common Stock for Common Stock of CBSI will not give rise to a tax recognition event for the shareholders of Citizens Bank.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     "Agreement" is defined in the preamble hereto.

     "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

     "CBSI" is defined in the preamble of this Agreement.

     "CBSI Common Stock" is defined in Section 4.1 hereof.

     "CBSI Financial Statements" shall mean (i) the consolidated statements of condition of CBSI as of June 30, 2000 and as of December 31, 1999 and 1998 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the six months ended June 30, 2000 and each of the three years ended December 31, 1999, 1998 and 1997, respectively, as filed by CBSI in SEC Documents and (ii) the consolidated statements of condition of CBSI and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by CBSI in SEC Documents with respect to periods ended subsequent to June 30, 2000.

     "Citizens Bank" is defined in the preamble of this Agreement.

     "Citizens Bank Common Stock" is defined in Section 3.1 hereof.

     "Citizens Bank Financial Statements" shall mean (i) the consolidated balance sheets of Citizens as of June 30, 2000 and as of December 31, 1999 and 1998 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the six months ended June 30, 2000 and each of the three years ended December 31, 1999, 1998 and 1997, respectively, and (ii) the consolidated balance sheets of Citizens Bank and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as of dates or with respect to periods ended subsequent to June 30, 2000 and provided to CBSI by Citizens Bank.

     "Claim" is defined in Section 4.11(e) hereof.

     "Closing Date" shall mean the date specified pursuant to Section 4.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" or "SEC" shall mean the Securities and Exchange Commission.

     "Community Bank" is defined in the preamble of this Agreement."

     "Covered Parties" is defined in Section 4.11(e) hereof.

     "Effective Date" shall mean the date specified pursuant to Section 2.1 hereof as the effective date of the Merger.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" is defined in Section 2.13 hereof.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FDIA" shall mean the Federal Deposit Insurance Act.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     "Indemnified Parties" is defined in Section 4.11(d) hereof.

     "Insurance Amount" is defined in Section 4.11(f) hereof.

     "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

     "Material Adverse Effect" shall mean, with respect to any party, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and any Subsidiary of the party taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, and (iv) any action or omission of Citizens Bank or CBSI or any Subsidiary of either of them taken with the prior written consent of CBSI or Citizens Bank, as applicable, in contemplation of the Merger.

     "Merger" is defined in Section 2.1 hereof.

     "Merger Consideration" is defined in Section 2.2 hereof.

     "NYSE" shall mean the New York Stock Exchange.

     "OCC" shall mean the Office of the Comptroller of Currency.

     "Plan of Merger" is defined in the recitals hereto.

     "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 2000 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

     "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of Citizens Bank to solicit their votes in connection with this Agreement and the Plan of Merger.

     "Registration Statement" shall mean the registration statement with respect to the CBSI Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

     "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

     "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

     "Subsidiary" or "Subsidiaries" shall mean with respect to any party, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes; provided, however, that "Subsidiary" or "Subsidiaries" shall not include any subsidiary trust formed for the purpose of issuing trust preferred or similar securities.

     "Surviving Corporation" is defined in the recitals hereto.

     "Takeover Laws" is defined in Section 5.14 hereof.

     "Takeover Proposal" is defined in Section 5.7(b)(13) hereof.

     "Tax," collectively, "Taxes" shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

     "Tax Return," collectively, "Tax Returns" shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

                                   ARTICLE II

                       PLAN OF MERGER AND RELATED MATTERS

     2.1 The Merger. On the Effective Date, Citizens Bank will merger with and into Community Bank, with Community Bank being the surviving entity, in accordance with the terms of this Agreement and applicable provisions of The National Bank Act, as amended (the "Merger"). Subject to the terms and upon satisfaction of all requirements of law and conditions specified in this Agreement, the Merger shall be effective at the time specified in the certificate of the Comptroller of the Currency approving the Merger (the "Effective Date"). Upon the Effective Date, Citizens Bank will be merged with and into Community Bank pursuant to the terms of this Agreement without any further action on the part of CBSI, Community Bank, or Citizens Bank.

     2.2 Merger Consideration.

     (a) Conversion of Shares. On the Effective Date, by virtue of the Merger and without any further action by the parties:

          (i) Each share of Citizens Bank Common Stock issued and outstanding immediately prior to the Effective Date (other than shares to be cancelled pursuant to Section 2.2(ii) and Dissenting Shares, if any) shall be cancelled and shall be converted automatically into the right to receive
     1.70 shares of CBSI Common Stock for each share of Citizens Bank Common Stock (rounded to the nearest whole number ("Exchange Ratio"), without interest, upon surrender of the stock certificates that formerly evidenced the shares of Citizens Bank Common Stock in the manner provided in Section 2.5;

          (ii) Each share of Citizens Bank Common Stock held in treasury by Citizens Bank or owned by CBSI or Community Bank immediately prior to the Effective Date shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

          (iii) Each share of Community Bank Common Stock outstanding immediately prior to the Effective Date shall remain unchanged and shall deemed to be the common stock of the surviving entity.

     (b) Exchange Ratio; Issuance of Stock. The Exchange Ratio shall not be subject to decrease or increase in the event of increases or decreases in the market price of the CBSI's Common Stock. CBSI shall take no action prior to the Effective Date to increase the number of its shares of outstanding common stock by an amount exceeding 50,000 shares (such shares being available for stock option exercises and dividend reinvestment shares) without the mutual consent of all parties to this Agreement. If, subsequent to the date of this Agreement but prior to the Effective Date, the outstanding shares of CBSI's common stock shall be increased, decreased, changed into or exchanged for a different number of shares by reason of any stock split, recapitalization, or reclassification or other similar change, the terms and provisions of Section 2.2(a)(i) shall be adjusted proportionately. The CBSI Common Stock to be issued as merger consideration shall consist of treasury shares to extent available and authorized but unissued shares to extent sufficient treasury shares are not available.

     (c) Registration of Shares. The CBSI Common Stock to be issued as the merger consideration will be registered in accordance with the Securities Act and pursuant to NYSE rules so that such shares shall be freely tradable subject to applicable trading restrictions on affiliates and insiders under the provisions and related regulations of the Securities Act, the Exchange Act, and the NYSE.

     2.3 Effect of Merger.

     Upon the Effective Date of the Merger:

          (a) The Citizens Bank shall be merged with and into Community Bank under the charter number, articles of association, and bylaws of Community Bank, a copy of each of which is attached as Exhibit A. The name of the continuing bank shall be "Community Bank, National Association", and the head office of the continuing bank shall be located in Canton, New York.

          (b) All assets, rights, franchises, and interest of Citizens Bank and Community Bank, respectively, in and to every type of property shall be vested in the continuing bank by virtue of the Merger without any deed or other transfer; and the continuing bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interest, in the same manner and to the same extent as such rights, franchises and interests were held and enjoyed by Citizens Bank and Community Bank, respectively, at the time the Merger becomes effective.

          (c) The continuing bank shall be liable for all of the liabilities of Citizens Bank and Community Bank and shall be bound by and subject to all of the obligations and contracts of Citizens Bank and Community Bank. All rights of creditors and obligees and all liens on property of Citizens Bank and Community Bank shall be preserved and unimpaired.

          (d) The amount and number of shares of capital stock, surplus and undivided profits of Community Bank outstanding immediately prior to the effectiveness of the Merger (i.e., as of June 30, 2000, $5,406,720 capital stock divided into 1,081,344 shares of common stock, $5.00 par value, surplus of $71,057,000, undivided profits of $82,118,000, and unrealized loss on available for sale securities of $11,779,000) shall be increased by the amount of surplus contributed by CBSI (approximately $21,123,000 as of June 30, 2000) from the exchange of 952,000 shares of CBSI common stock for all 560,000 shares of Citizens Bank common stock outstanding. The amount and number of capital stock, surplus, undivided profits, and unrealized loss on available for sale securities of Citizens Bank outstanding immediately prior to the effectiveness of the merger as of June 30, 2000 is as follows: $350,000 capital stock divided into 560,000 shares of common stock, $0.625 par value, surplus of $350,000, undivided profits of $11,915,000, and unrealized loss on available for sale securities of $385,000. The capitalization of the continuing bank shall be equal to the aggregate of the capital of Community Bank and the surplus contributed by CBSI consisting on a pro-forma basis as of June 30, 2000 of $5,460,720 capital stock dividend into 1,081,344 shares of common stock, $5.00 par value, surplus of $92,180,000, undivided profits of $82,118,000 and unrealized loss on available for sale securities of $11,779,000, which shall be adjusted for normal earnings, expenses, and dividends of the bank after June 30, 2000 and prior to the time the Merger becomes effective incurred in the ordinary course of business and in accordance with the terms of this Agreement.

          (e) The directors of Community Bank immediately prior to the Effective Date shall be the directors of the continuing bank with the addition of Paul M. Cantwell, Jr. who currently serves as a director of Citizens Bank. The officers of Community Bank immediately prior to the Effective Date shall be the officers of the continuing bank, with any changes approved by the Board of Directors of the continuing bank.

     2.4 Dissenting Shares. Any shareholder of Citizens Bank who has voted against the Merger at the Shareholder's Meeting or who has given notice in writing to the presiding officer at or prior to such meeting, that he or she dissents from the Merger shall be entitled to receive the value of the shares so held by him or her when such Merger shall be approved by the Comptroller upon written request made to the continuing bank at any time before 30 days after the consummation of the Merger, accompanied by the surrender of his or her stock certificates ("Dissenting Shares"). The value of the shares of any dissenting shareholder shall be ascertained as of the Effective Date of the Merger by an appraisal made by a committee of three persons, composed of (a) one selected by the majority vote of the dissenting shareholders, (b) one selected by the directors of the continuing bank, and (c) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, such shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of such dissenting shareholder. If, within 90 days from the closing date of the Merger, for any reason one or more of the appraisers is not selected as herein provided or the appraisers fail to determine the value of such shares, the Comptroller shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expense of the appraisers or the Comptroller in making the appraisal or reappraisal, as the case may be, shall be paid by the continuing bank. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the continuing bank.

     2.5 Procedure to Exchange Shares.

     (a) On the Effective Date, CBSI shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, certificates representing the aggregate number of shares of CBSI Common Stock into which the outstanding shares of Citizens Bank Common Stock shall be converted pursuant to Section 2.2 of this Agreement. As soon as practicable after the Effective Date, the Exchange Agent shall mail to all holders of record of Citizens Bank Common Stock excluding any holders of Dissenting Shares, letters of transmittal specifying the procedures for delivery of such holders' certificates to the Exchange Agent and describing the procedure for surrendering certificates formerly representing Citizens Bank Common Stock in exchange for new certificates of CBSI Common Stock. As soon as practicable, after surrender to the Exchange Agent of the certificates of Citizens Bank Common Stock in accordance with the instructions of the letter of transmittal, the Exchange Agent shall distribute to the former holders of shares of Citizens Bank Common Stock a certificate representing that number of shares of CBSI Common Stock that such holder is entitled to receive pursuant to the Merger consideration set forth in Section 2.2 of this Agreement. In no event, shall the holder of any such surrendered certificates be entitled to receive interest on any amounts to be received in the Merger. If any certificate surrendered for exchange is to be issued in a name other than that in which a certificate surrendered is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any required stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or established to the satisfaction of the Exchange Agent that such taxes are not payable.

     (b) No dividends or other distributions declared after the Effective Date with respect to CBSI Common Stock shall be paid to the holder of any unsurrendered certificate until the holder thereof shall surrender such certificate in accordance with this Section. After the surrender of a certificate in accordance with this Section, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to shares of CBSI Common Stock, represented by such certificate. Certificates surrendered for exchange by any person who is an "affiliate" of CBSI for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of CBSI Common Stock until CBSI has received the written agreement of such person contemplated by Section 5.10 of this Agreement.

     (c) On the Effective Date, the stock transfer books of Citizens Bank shall be closed and no transfer of Citizens Bank Common Stock shall thereafter be made or recognized. If, after the Effective Date, certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger consideration as provided in this Section.

     (d) In the event any certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by CBSI, the posting by such person of a bond in such amount as CBSI may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed certificate the shares of CBSI Common Stock constituting the Merger consideration deliverable in respect thereof pursuant to this Agreement.

     2.6 Tax and Accounting Treatment. The Merger shall be treated as a "purchase" for accounting purposes, and shall be structured to qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF CITIZENS BANK

     Except as disclosed in the attached disclosure schedules or as Previously Disclosed, Citizens Bank hereby represents and warrants to CBSI and Community Bank as follows:

          3.1 Capital Structure of Citizens Bank. The authorized capital stock of Citizens Bank consists of 650,000 shares of common stock, par value $0.625 per share ("Citizens Bank Common Stock"), of which 560,000 shares are issued and outstanding and no shares are held in treasury. There are no outstanding options, warrants, commitments or any similar rights in existence for the purchase of, or which encumber in any way, Citizens Bank Common Stock. All outstanding shares of Citizens Bank Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of Citizens Bank's capital stock has been issued in violation of the preemptive rights of any person.

          3.2 Organization, Standing and Authority of Citizens Bank. Citizens Bank is a duly organized national banking association, validly existing and in good standing under The National Bank Act with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Citizens Bank.

          3.3 Ownership of Citizens Bank Subsidiaries; Capital Structure of Citizens Bank Subsidiaries. Citizens Bank does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization, and Citizens Bank does not have any Subsidiaries.

          3.4 Authorized and Effective Agreement.

          (a) Citizens Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Citizens Bank, except for the affirmative vote of two-thirds of the votes cast by the holders of Citizens Bank Common Stock entitled to vote thereon, which is the only shareholder vote required to approve the Merger pursuant to Citizens Bank's Articles of Association, as amended, and Citizens Bank's Bylaws. The Board of Directors of Citizens Bank has directed that this Agreement be submitted to Citizens Bank's stockholders for approval at a special meeting to be held as soon as practicable. The Board of Directors of Citizens Bank has approved the Merger as contemplated by this Agreement and recommended that the stockholders of Citizens Bank approve the Merger.

          (b) Assuming the accuracy of the representation contained in Section 4.5(b) hereof, this Agreement constitutes the legal, valid and binding obligations of Citizens Bank, enforceable against it in accordance with its respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Citizens Bank with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of association, charter or bylaws of Citizens Bank, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Citizens Bank pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously

     Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Citizens Bank.

          (d) Other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Citizens Bank on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, Citizens Bank is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

          3.5 Regulatory Filings. Citizens Bank has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Citizens Bank, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

          3.6 Financial Statements; Books and Records; Minute Books. The Citizens Bank Financial Statements prior to the date of this Agreement fairly present, and the Citizens Bank Financial Statements after the date of this Agreement will fairly present, the consolidated financial position of Citizens Bank as of the dates indicated and the consolidated income, changes in shareholders' equity and cash flows of Citizens Bank and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein. The books and records of Citizens Bank fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of Citizens Bank contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

          3.7 Material Adverse Change. Citizens Bank has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1999 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to Citizens Bank.

          3.8 Absence of Undisclosed Liabilities. Citizens Bank has no liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Citizens Bank on a consolidated basis, or that, when combined with all similar liabilities, would be material to Citizens Bank on a consolidated basis, except as disclosed in the Citizens Bank Financial Statements.

          3.9 Properties. Citizens Bank has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which are material to the business of Citizens Bank, and which are reflected on the Citizens Bank Financial Statements as of December 31, 1999 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business as reflected in the books and records of Citizens Bank, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which Citizens Bank, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Citizens Bank are valid and enforceable in accordance with their respective terms. All tangible property used in the business of Citizens Bank is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with Citizens Bank's past practices.

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          3.10 Loans.

          (a) Each loan reflected as an asset in the Citizens Bank Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on Citizens Bank.

          (b) The allowance for loan losses reflected on the Citizens Bank Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to Citizens Bank's loan portfolio based upon information reasonably available at the time.

          3.11 Tax Matters.

          (a) Citizens Bank has timely filed federal income tax returns for each year through December 31, 1999 and has timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to Citizens Bank. All Taxes due by or on behalf of Citizens Bank have been paid or adequate reserves have been established on the Citizens Bank Financial Statements for the payment of such Taxes. Citizens Bank will not have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established.

          (b) All Tax Returns filed by Citizens Bank are complete and accurate in all material respects. Neither Citizens Bank is delinquent in the payment of any material Tax, and none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. No material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of Citizens Bank has been proposed, asserted or assessed (tentatively or otherwise). There are currently no agreements in effect with respect to Citizens Bank to extend the period of limitations for the assessment or collection of any Tax.

          (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of Citizens Bank prior to or following consummation of the transactions contemplated hereby will result in Citizens Bank (or any successor thereof) making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

          (d) Neither Citizens Bank is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

          (e) Citizens Bank is not required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

          (f) Citizens Bank has not executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting the Citizens Bank pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of CBSI or any CBSI Subsidiary after the Effective Date.

          3.12 Employee Benefit Plans.

          (a) Schedule 3.13(a) hereto sets forth a true and complete list of each Citizens Bank Plan. For purposes of this Section 3.13, the term "Citizens Bank Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Citizens Bank or by any trade or business, whether or not incorporated, that together with Citizens Bank would be deemed a "single employer" under Section 414 of the Code (an "ERISA

                                       A-9
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     Affiliate") for the benefit of any employee or director or former employee or former director of Citizens Bank or any ERISA Affiliate of Citizens
     Bank.

          (b) With respect to each of the Citizens Bank Plans, Citizens Bank has made available to Community Bank true and complete copies of each of the following documents: (a) the Citizens Bank Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Citizens Bank Plan and all material communications relating to each such Citizens Bank Plan; and (d) the most recent determination letter received from the IRS with respect to each Citizens Bank Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each Citizens Bank Plan.

          (c) No liability under Title IV of ERISA has been incurred by Citizens Bank or any ERISA Affiliate of Citizens Bank that has not been satisfied in full, and no condition exists that presents a material risk to Citizens Bank or any ERISA Affiliate of Citizens Bank of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

          (d) Neither Citizens Bank nor, to the knowledge of Citizens Bank, any ERISA Affiliate of Citizens Bank, nor any of the Citizens Bank Plans, nor, to the knowledge of Citizens Bank, any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Citizens Bank or any ERISA Affiliate of Citizens Bank could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

          (e) Full payment has been made, or will be made in accordance with
     Section 404(a)(6) of the Code, of all amounts that Citizens Bank or any ERISA Affiliate of Citizens Bank is required to pay under Section 412 of the Code or under the terms of the Citizens Bank Plans.

          (f) The fair market value of the assets held under each Citizens Bank Plan that is subject to Title IV of ERISA equals or exceeds the actuarial present value of all accrued benefits under each such Citizens Bank Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any Citizens Bank Plan other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

          (g) None of the Citizens Bank Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

          (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to each of the Citizens Bank Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the knowledge of Citizens Bank, no condition exists that could adversely affect the qualified status of any such Citizens Bank Plan. Each of the Citizens Bank Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the Citizens Bank Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

          (i) There are no actions, suits or claims pending, or, to the knowledge of Citizens Bank, threatened or anticipated (other than routine claims for benefits) against any Citizens Bank Plan, the assets of any Citizens Bank Plan or against Citizens Bank or any ERISA Affiliate of Citizens Bank with respect to any Citizens Bank Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Citizens Bank Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the knowledge of
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     Citizens Bank, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Citizens Bank Plan.

          (j) Except as set forth in the disclosure schedule, the consummation of the transactions contemplated by this Agreement will not result in, and is not a precondition to, (i) any current or former employee or director of Citizens Bank or any ERISA Affiliate of Citizens Bank becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director, or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

          3.13 Material Contracts.

          (a) Except as set forth in Schedule 3.14, Citizens Bank is not a party to, and is not bound by, (i) any material or similar arrangement (any contract or commitment which could reasonably be expected to involve expenditures in excess of $10,000 shall be deemed material) whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business including but not limited to transactions with the Federal Home Loan Bank of New York) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Citizens Bank or the guarantee by Citizens Bank of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

          (b) Citizens Bank is not in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Citizens Bank.

          3.14 Legal Proceedings.

          (a) Except as set forth on Schedule 3.15, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Citizens Bank, threatened against Citizens Bank or against any asset, interest or right of Citizens Bank that might have a Material Adverse Effect on Citizens Bank. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Citizens Bank, threatened against any present or former director or officer of Citizens Bank, that would reasonably be expected to give rise to a claim for indemnification.

          3.15 Compliance with Laws. Citizens Bank is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and Citizens Bank has not received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or
     (iii) restricting or in any way limiting its operations. Citizens Bank is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would be reasonably expected to have a Material Adverse Effect on Citizens Bank, and has not received any communication contemplating any of the foregoing.

          3.16 Labor Matters. With respect to their employees, Citizens Bank is not a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 2000 and prior to the date hereof, Citizens Bank has not experienced any attempt by organized labor or its representatives to make Citizens Bank conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would
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

     cover the employees of Citizens Bank. To the knowledge of Citizens Bank, there is no unfair labor practice charge or other complaint by any employee or former employee of Citizens Bank against it pending before any court, arbitrator or governmental agency arising out of Citizens Bank's activities or employment with Citizens Bank.

          3.17 Brokers and Finders. Neither Citizens Bank, nor any of its respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein except for retaining the firm of Crowe, Chizek and Company LLP to provide financial advice with respect to the transaction provided for in this Agreement.

          3.18 Insurance. Citizens Bank currently maintains insurance in amounts reasonably adequate for their operations. Citizens Bank has not received any notice of a material premium increase over current rates or cancellation with respect to any of its insurance policies or bonds, and within the last three years, Citizens Bank has not been refused any insurance coverage sought or applied for, and Citizens Bank has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect. Citizens Bank has Previously Disclosed a list of all outstanding claims as of the date hereof by Citizens Bank under any insurance policy. The deposits of Citizens Bank are insured by the FDIC in accordance with the FDIA, and Citizens Bank has paid all assessments and filed all reports required by the FDIA.

          3.19 Environmental Liability. Citizens Bank has not received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Citizens Bank, there is no governmental investigation of any nature ongoing, in each case that would reasonably be expected to result in the imposition, on Citizens Bank of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and Citizens Bank is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

          3.20 Administration of Trust Accounts. Citizens Bank has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Citizens Bank. Neither Citizens Bank, nor any director, officer or employee of Citizens Bank acting on behalf of Citizens Bank, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on Citizens Bank.

          3.21 Intellectual Property. Citizens Bank owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of Citizens Bank as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Citizens Bank. The ownership, licensing or use of Intellectual Property by Citizens Bank does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person or entity. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Citizens Bank. Except as

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     set forth on Schedule 3.22, upon consummation of the transactions contemplated by this Agreement, Community Bank will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by Citizens Bank in Previously Disclosed amounts consistent with past practice).

          3.22 Certain Information. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Citizens Bank Shareholders' Meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Citizens Bank relating to Citizens Bank, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning Citizens Bank and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Sections 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

          3.23 Tax Treatment. As of the date of this Agreement, Citizens Bank knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                            CBSI AND COMMUNITY BANK

     Except as disclosed in any attached disclosure, CBSI and Community Bank hereby jointly and severally represent and warrant to Citizens Bank as follows:

          4.1 Capital Structure of CBSI. The authorized capital stock of CBSI consists at June 30, 2000 of (i) 500,000 shares of preferred stock, ("CBSI Preferred Stock"), none of which were issued and outstanding and (ii) 20,000,000 shares of common stock, no par value ("CBSI Common Stock"), of which, as of the date hereof, 6,993,059 shares were issued and outstanding and 648,100 shares were held in treasury. All outstanding shares of CBSI capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of CBSI's capital stock has been issued in violation of the preemptive rights of any person. The shares of CBSI Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement and Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

          4.2 Organization, Standing and Authority of CBSI. CBSI is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CBSI. CBSI is registered as a bank holding company under the Bank Holding Company Act.

          4.3 Ownership of CBSI Subsidiaries; Capital Structure of CBSI Subsidiaries. CBSI has no Subsidiary other than those disclosed in its Annual Report on Form 10-K for the year ended December 31, 1999 or any Subsidiary that is not a significant subsidiary under the SEC's Regulation S-X. The outstanding shares of capital stock of Community Bank have been duly authorized and validly issued and are fully paid and (except as provided in 12 U.S.C. ss. 55 or Section 114 of the New York Banking Law) nonassessable and all such shares are directly owned by CBSI free and clear of all liens, claims and encumbrances. None of the shares of capital stock of Community Bank has been issued in violation of the preemptive rights of any person.
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          4.4 Organization, Standing and Authority of CBSI Subsidiaries.  Each
     CBSI Subsidiary is a duly organized corporation or banking corporation, validly existing and in good standing under applicable laws. Each CBSI Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on CBSI. Each CBSI Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on CBSI.

          4.5 Authorized and Effective Agreement.

          (a) Each of CBSI and Community Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and Plan of Merger. The execution and delivery of this Agreement and Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBSI and Community Bank.

          (b) Assuming the accuracy of the representation contained in Section 3.5(b) hereof, this Agreement and Plan of Merger constitute legal, valid and binding obligations of each of CBSI and Community Bank, in each case enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c) Neither the execution and delivery of this Agreement and Plan of Merger, nor consummation of the transactions contemplated hereby, nor compliance by CBSI or Community Bank with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of CBSI or Community Bank, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of CBSI or Community Bank pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to CBSI or Community Bank, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on CBSI.

          (d) Except for approvals specified in Section 5.3 hereof and except as expressly referred to in this Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by CBSI or Community Bank on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and Plan of Merger or the consummation of the transactions contemplated hereby. As of the date hereof, CBSI is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

          4.6 SEC Documents; Regulatory Filings. CBSI has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. CBSI and each of the CBSI Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on CBSI, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

          4.7 Financial Statements; Books and Records; Minute Books. The CBSI Financial Statements filed by CBSI in SEC documents prior to the date of this Agreement fairly present, and the CBSI Financial Statements filed by CBSI in SEC Documents after the date of the Agreement will fairly present the consolidated financial position of CBSI and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of CBSI and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except in the case of unaudited statements, as permitted by Form 10-Q. The books and records of CBSI and each CBSI Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of CBSI and Community Bank contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

          4.8 Material Adverse Change. CBSI has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1999 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to CBSI.

          4.9 Absence of Undisclosed Liabilities. Neither CBSI nor any CBSI Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to CBSI on a consolidated basis, or that, when combined with all similar liabilities, would be material to CBSI on a consolidated basis, except as disclosed in the CBSI Financial Statements filed with the SEC prior to the date hereof.

          4.10 Employee Benefit Plans. Each of the CBSI Plans complies in all material respects with the requirements of applicable law, including ERISA and the Code. For purposes of this Agreement, the term "CBSI Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to by CBSI or any trade or business, whether or not incorporated, that together with CBSI or any of the CBSI Subsidiaries would be deemed a "single employer" under
     Section 414 of the Code (an "ERISA Affiliate") or under which CBSI or any ERISA Affiliate has any liability or obligation. No liability under Title IV of ERISA has been incurred by CBSI or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to CBSI or any ERISA Affiliate of incurring any such liability. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code of all amounts that CBSI or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the CBSI Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any CBSI Plan.

          4.11 Legal Proceedings. There are no actions, suits or proceedings instituted, pending or, to the knowledge of CBSI and Community Bank, threatened against CBSI, Community Bank or any CBSI Subsidiary or against any asset, interest or right of CBSI or any CBSI Subsidiary that might have a Material Adverse Effect on CBSI. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith.

          4.12 Compliance with Laws. Except as Previously Disclosed, each of CBSI and the CBSI Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of them has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on CBSI. None of CBSI or any CBSI Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on CBSI, and none of them has received any communication requesting that they enter into any of the foregoing.

          4.13 Tax Matters.

          (a) CBSI and each CBSI Subsidiary have timely filed federal income tax returns for each year through December 31, 1999 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to CBSI or any CBSI Subsidiary, except where the failure to file timely such federal income and other Tax Returns would not, in the aggregate, have a Material Adverse Effect on CBSI. All Taxes due by or on behalf of CBSI or any CBSI Subsidiary have been paid or adequate reserves have been established on the CBSI Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on CBSI. Neither CBSI nor any CBSI Subsidiary will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on CBSI.

          (b) All Tax Returns filed by CBSI and each CBSI Subsidiary are complete and accurate in all material respects. Neither CBSI nor any CBSI Subsidiary is delinquent in the payment of any material Tax, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the CBSI Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of CBSI or any CBSI Subsidiary has been proposed, asserted or assessed (tentatively or otherwise).

          (c) Neither CBSI nor any CBSI Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

          4.14 Brokers and Finders. Neither CBSI nor Community Bank, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein.

          4.15 Insurance. CBSI and the CBSI Subsidiaries each currently maintains insurance in amounts considered by CBSI and any CBSI Subsidiary as applicable, to be reasonably adequate for their operations. Neither CBSI nor any CBSI Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither CBSI nor any CBSI Subsidiary has been refused any insurance coverage sought or applied for, and CBSI has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect.

          4.16 Environmental Liability. Neither CBSI nor any CBSI Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of CBSI and the CBSI Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on CBSI or any CBSI Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on CBSI; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither CBSI nor any CBSI Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

          4.17 Certain Information. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the
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

     time of the Citizens Bank Shareholders' Meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by CBSI relating to CBSI and the CBSI Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning CBSI and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Sections 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

          4.18 Tax Treatment. As of the date of this Agreement, CBSI knows of no reason relating to it or any of the CBSI Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

          4.19 Merger Consideration. CBSI will have, at the Effective Time, unissued shares of Common Stock and shares of Common Stock held in its treasury that are not reserved for any other purpose sufficient to provide the Merger consideration as set forth in Article II.

                                   ARTICLE V

                                   COVENANTS

     5.1 Shareholders' Meeting. Citizens Bank shall submit this Agreement and Plan of Merger to its shareholders for approval at a special meeting to be held as soon as practicable. Subject to the fiduciary duties of the board of directors of Citizens Bank as determined after consultation with counsel and financial advisors, the board of directors of Citizens Bank shall recommend that the shareholders vote in favor of and approve the Merger.

     5.2 Proxy Statement; Registration Statement. As promptly as practicable after the date hereof, CBSI shall prepare and file the Registration Statement with the SEC, and Citizens Bank shall cooperate in the preparation of the Registration Statement, which shall include the Proxy Statement to be mailed to the shareholders of Citizens Bank in connection with obtaining the approval of the Citizens Bank shareholders for the Merger. CBSI will advise Citizens Bank, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the CBSI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. CBSI shall take all actions necessary to register or qualify the shares of CBSI Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. CBSI shall apply for, and shall use reasonable best efforts to obtain, approval to list the shares of CBSI Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Date.

     5.3 Applications. As promptly as practicable after the date hereof, and after a reasonable opportunity for review by counsel to Citizens Bank, CBSI, Community Bank, and Citizens Bank shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein to the OCC and each of the parties hereto shall, and they shall cause their respective Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. Citizens Bank, Community Bank, and CBSI each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects. Each party agrees to consult with the other parties with respect to obtaining all necessary approvals and consents and each will keep the other apprised of the status of matters relating to such approvals and consents.

     5.4 Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, CBSI, Community Bank, and Citizens Bank shall each use its reasonable best efforts in good faith to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 5.2 and 5.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that Citizens Bank shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of CBSI, which consent shall not be unreasonably withheld and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement and Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

     (b) Each party hereto shall give prompt notice to the other parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 6.2(a) or 6.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable best efforts to remedy such failure.

     (c) From the date of this Agreement through the Effective Date, to the extent permitted by law, Citizens Bank shall provide such assistance to Community Bank as reasonably necessary to assist Community Bank in preparing for the conversion and transfer in connection with the merger all information concerning the loans, deposits and other assets and liabilities of Citizens Bank into Community Bank's own data processing system, with a view to facilitating the integration of Community Bank's and Citizens Bank's systems and otherwise combining Community Bank's and Citizens Bank's operations upon consummation of the Merger. Such assistance shall include providing Community Bank with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of Citizens Bank, together with operational procedures designed to implement the transfer of such information to Community Bank, with a view to facilitating the integration of Community Bank's and Citizens Bank's systems and otherwise combining Community Bank's and Citizens Bank's operations upon consummation of the Merger, provided that the confidentiality of customer information shall be preserved and no information shall be transferred until the Effective Date. After execution of this Agreement, Citizens Bank and Community Bank shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters.

     (d) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

     5.5 Investigation and Confidentiality. Citizens Bank and Community Bank each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein. Community Bank and Citizens Bank each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations.

Community Bank and Citizens Bank agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Agreement in confidence and in accordance with, the confidentiality provisions of the letter of intent, dated July 21, 2000, between Citizens Bank and Community Bank.

     5.6 Press Releases. Citizens Bank and CBSI shall agree with each other as to the form and substance of any press release related to this Agreement and Plan of Merger or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or NYSE rules.

     5.7 Actions Pending the Merger.

     (a) Prior to the Closing Date, and except as otherwise provided for by this Agreement or consented to or approved by the other party hereto, each of CBSI and Citizens Bank shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other persons.

     (b) Citizens Bank shall not, except with the prior written consent of CBSI (which consent will not be unreasonably withheld) or as expressly permitted by this Agreement:

          (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or incur an obligation in excess of $25,000 or which requires performance over more than one year (other than loans and investments booked in the usual, regular and ordinary course of business);

          (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or earnings other than its regular bi-annual cash dividends on Citizens Bank Common Stock in amounts not in excess of $0.50 per share;

          (3) issue any shares of its capital stock or permit any treasury shares to become outstanding;

          (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

          (5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

          (6) amend its articles of association or bylaws; impose, or suffer the imposition, on any share of stock of any Citizens Bank of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

          (7) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any Subsidiary;

          (8) waive or release any material right or cancel or compromise any material debt or claim other than in the ordinary course of business consistent with past practice with prior notice to CBSI;

          (9) liquidate or sell or dispose of, or acquire any, assets with a value in excess of $25,000 (other than assets acquired in foreclosure, in lieu of foreclosure or other legal proceedings relating to collateral for loans); make any capital expenditure in excess of $25,000 in the aggregate; or establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

          (10) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice or as required by law or contractual obligation in effect as of the date hereof;

          (11) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

          (12) change its methods of accounting in effect at December 31, 1999, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1999, except as required by applicable law;

          (13) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "Takeover Proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that Citizens Bank may communicate information about any such Takeover Proposal to its stockholders if, in the judgment of Citizens Bank's Board of Directors, after consultation with outside counsel and its financial advisor, such communication is necessary in order to comply with its fiduciary duties to Citizens Bank's shareholders required under applicable law. Citizens Bank will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Citizens Bank will notify CBSI immediately if any such inquiries or Takeover Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Citizens Bank, and Citizens Bank will promptly inform CBSI in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Citizens Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Citizens Bank other than the transactions contemplated or permitted by this Agreement; or

          (14) agree to do any of the foregoing or take any other action which would in any manner interfere with, impede, delay, or make more costly the consummation of the transactions contemplated hereby.

     (c) Community Bank shall not except with the prior written consent of Citizens Bank or as expressly permitted by this Agreement carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

     5.8 Certain Policies. Prior to the Effective Date, Citizens Bank shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Community Bank, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Community Bank.

     5.9 Closing; Articles of Merger. The transactions contemplated by this Agreement and Plan of Merger shall be consummated at a closing to be held at the offices of the law firm of Bond, Schoeneck & King, LLP, One Lincoln Center, Syracuse, New York on the first business day, or other mutually agreeable time, following satisfaction of the conditions to consummation of the Merger set forth in Article VI hereof in conjunction with the time specified in the certificate of the OCC approving the Merger.

     5.10 Affiliates. Citizens Bank and CBSI shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Citizens Bank within the meaning of Rule 145 promulgated by the Commission under the Securities Act. Citizens Bank shall use its best efforts to cause each person so identified to deliver to CBSI, no later than 30 days prior to the Effective Date, a written Affiliate Agreement in a form to be agreed upon by CBSI and Citizens Bank.

     5.11 Citizens Bank Employees; Directors and Management; Indemnification.

     (a) The current employees of Citizens Bank which continue as employees of Community Bank after the Effective Date shall be given credit for past service with Citizens Bank for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all welfare and retirement programs maintained by Community Bank following the Merger. Employees of Citizens Bank prior to the Effective Date who are provided post-retirement health insurance benefits (including the current Chairman/President) will be provided post-retirement health insurance benefits under Community Bank's health insurance program on the same basis as employees of Community Bank. The current Chairman/ President of Citizens Bank shall be offered health insurance benefits for himself and his spouse through age 65, subject to the terms and conditions under which such coverage is made available to Community Bank employees. Nothing in this Section 5.11(a) shall be construed to limit the ability of Community Bank to terminate the employment of any employee for any reason or to review employee benefit programs from time to time and to make changes as it deems appropriate or to require Community Bank to provide employees or former employees of Citizens Bank with benefits more favorable than those generally provided to employees of Community Bank.

     (b) Prior to the Effective Date, Citizens Bank shall take all actions that may be requested by CBSI in writing upon advance notice of not less than 30 days with respect to (i) causing one or more Citizens Bank Plans to terminate as of the Effective Date or for benefit accrual and entitlements to cease as of the Effective Date, (ii) causing the continuation on and after the Effective Date of any contract, arrangement or insurance policy relating to any Citizens Bank Plan for such period as may be requested by CBSI, or (iii) cooperating with CBSI to facilitate the merger of any Citizens Bank Plan into any CBSI Plan on or following the Effective Date.

     (c) CBSI and Community Bank and their respective Boards of Directors shall, prior to the Effective Date, take all requisite action to, as of the Effective Date, appoint Paul M. Cantwell, Jr. as a director of CBSI and Community Bank.

     (d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Citizens Bank is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Citizens Bank, or (ii) this Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. The parties will use its reasonable best efforts directly or indirectly to cause the persons who served as directors or officers of Citizens Bank on or before the Effective Date to be covered by Citizens Bank's existing directors' and officers' liability insurance policy (provided that CBSI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if reasonably available at a reasonable cost relative to the coverage obtained, shall commence on the Effective Date and will be provided for a period of no less than four years after the Effective Date; provided, however, that in no event shall CBSI be required to expend more than the current amount expended by Citizens Bank (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and, provided, further, that the Insurance Amount shall be deemed reasonable for purposes of this Section. Citizens Bank agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at CBSI's request.

     5.12 Dividends. After the date of this Agreement, each of Community Bank and Citizens Bank shall coordinate with the other the declaration of any dividends in respect of CBSI Common Stock and Citizens
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

Bank Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Citizens Bank Common Stock shall not receive additional dividends, or fail to receive regular dividends, for any period prior to the Effective Date with respect to their shares of Citizens Bank Common Stock and for any period following the Effective Date with respect to any shares of CBSI Common Stock any such holder receives as Merger consideration. In keeping with this intent, assuming that the Effective Date of the Merger is prior to the record date for the CBSI fourth quarter dividend for fiscal year 2000, Citizens Bank and CBSI would coordinate the declaration of dividends so that the Citizens Bank Board of Directors would declare a special dividend to Citizen shareholders to cover the third quarter of fiscal year 2000 and Citizen shareholders receiving CBSI stock in the Merger would receive the CBSI fourth quarter dividend.

     5.13 Advisory Council. Promptly following the Effective Date, Community Bank shall cause to be formed an Advisory Council comprised of the members of the board of directors of Citizens Bank as of the Effective Date, other than such members as become directors of CBSI pursuant to Section 5.11(d) hereof, the function of which is to advise Community Bank on deposit and lending activities in Citizens Bank's market area and to insure a smooth transition of business relationships in connection with the Merger and the continued development of business relationships throughout Northern New York. As compensation for serving on the Advisory Council for two years, its members shall each be entitled to receive 1,000 shares of restricted CBSI Common Stock, 500 shares of which shall vest at the conclusion of one year's service after the Closing Date and the remaining 500 shares to vest at the conclusion of two years of service after the Closing Date. The Advisory Council will be reconstituted at the second anniversary of the Closing Date to consist of the members of the Advisory Council who at that time would and continue to comply with Community Bank's mandatory retirement policy for directors (age 70). Members of the Advisory Council who continue to serve after the second anniversary of the Closing Date, will be compensated at the rate of 250 shares of restricted CBSI Common Stock per year for the third and fourth year's service on the Advisory Council following the Closing Date. The Advisory Council may be continued beyond the fourth year following the Closing Date at the discretion of the board of directors of Community Bank.

     5.14 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement and Plan of Merger to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. For purposes of this Section, Takeover Law shall mean any legal requirement related to mergers, business combinations, sale of control, affiliate transactions, or antitrust laws or regulations which is applicable to the transactions contemplated by this Agreement.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions Precedent to Obligations of CBSI, Community Bank and Citizens Bank. The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

          (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and Plan of Merger and consummation of the transactions contemplated hereby and thereby, including without limitation the stockholder approval contemplated by Section 5.1 hereof, shall have been duly and validly taken;

          (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Agreement and Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied;

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

          (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending, or to the knowledge of CBSI, threatened by the Commission to suspend the effectiveness of such Registration Statement, and CBSI shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

          (d) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Citizens Bank is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on Citizens Bank;

          (e) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement and Plan of Merger;

          (f) The shares of CBSI Common Stock that may be issued in the Merger which shall have been approved for listing on the NYSE, subject to official notice of issuance; and

          (g) CBSI and Citizens Bank shall have received an opinion in form and substance reasonably satisfactory to CBSI and Citizens Bank, dated as of the date the Registration Statement is effective and on the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that:

             (i) Citizens Bank, CBSI and Community Bank will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

             (ii) No gain or loss will be recognized by CBSI, Community Bank or Citizens Bank as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion);

             (iii) No gain or loss will be recognized by Citizens Bank shareholders with respect to shares of CBSI Common Stock received in exchange for all of their shares of Citizens Bank Common Stock;

             (iv) Each Citizens Bank shareholder's aggregate tax basis in any shares of CBSI Common Stock received in the transaction will be the same as the aggregate tax basis of the shares of Citizens Bank Common Stock such shareholder surrendered in the exchange therefor; and

             (v) Each Citizens Bank shareholder's holding period in any shares of CBSI Common Stock received in the transaction will, in each instance, include the period during which the shares of Citizens Bank Common Stock surrendered in exchange therefor were held, provided that such shares of Citizens Bank Common Stock were held as capital assets by the shareholder on the Effective Date.

          (h) The current Chairman/President of Citizens and Community Bank shall have entered into a consulting agreement providing for the continued service of Mr. Cantwell on a part-time basis (not to exceed 250 hours per year) for a period of five years following the Closing Date. The agreement shall provide, among other matters, for compensation at the rate of $50,000 per year (grossed-up for FICA taxes) and reimbursement for business expenses. Mr. Cantwell's responsibilities shall include business development activities and other responsibilities as may be reasonably assigned in connection with corporate and business advisory matters with respect to the markets served by Citizens Bank.

     6.2 Conditions Precedent to Obligations of Citizens Bank. The obligations of Citizens Bank to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Citizens Bank pursuant to Section 7.4 hereof:

          (a) The representations and warranties of CBSI and Community Bank set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Citizens Bank; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on CBSI;

          (b) CBSI and Community Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and Plan of Merger to be performed or complied with at or prior to the Closing Date;

          (c) Each of CBSI and Community Bank shall have delivered to Citizens Bank a certificate, dated the Closing Date and signed by its respective President and CEO or Senior Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied.

     6.3 Conditions Precedent to Obligations of CBSI and Community Bank.

     The respective obligations of CBSI and Community Bank to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by CBSI pursuant to Section 7.4 hereof:

          (a) The representations and warranties of Citizens Bank set forth in
     Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by CBSI; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Citizens Bank;

          (b) Citizens Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and Plan of Merger to be performed or complied with at or prior to the Closing Date;

          (c) Citizens Bank shall have delivered to CBSI and Community Bank a certificate, dated the Closing Date and signed by its Chairman or President and Chief Executive Officer to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied; and

          (d) Dissenters' rights shall not have been exercised with respect to more than 7.5% of the outstanding shares of Citizens Bank Common Stock.

                                  ARTICLE VII

                       TERMINATION, WAIVER AND AMENDMENT

     7.1 Termination. This Agreement and Plan of Merger may be terminated, either before or after approval by the shareholders of Citizens Bank:

          (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

          (b) At any time on or prior to the Closing Date, by CBSI in writing, if Citizens Bank has, or by Citizens Bank in writing, if CBSI or Community Bank has, in any material respect, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article V hereof;

          (c) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 5.3 hereof have been finally denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

          (d) At any time, by any party hereto in writing, if the shareholders of Citizens Bank do not approve the transactions contemplated herein at the special meeting duly called for that purpose; or

          (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on March 31, 2001 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

     7.2 Effect of Termination. In the event this Agreement and is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 5.5, 7.6 and 8.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b)(i) or (b)(ii) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

     7.3 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive CBSI, Community Bank or Citizens Bank (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either CBSI or Citizens Bank, the aforesaid representations, warranties and covenants being material inducements to the consummation by CBSI, Community Bank and Citizens Bank of the transactions contemplated herein.

     7.4 Waiver. Except where not permitted by law, CBSI, Community Bank and Citizens Bank, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Citizens Bank) extend the time for the performance of any of the obligations or other acts of Citizens Bank, on the one hand, or CBSI or Community Bank, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver, or amendment or supplement contemplated by

Section 7.5, executed after approval of this Agreement by the shareholders of Citizens Bank shall, without the further approval thereof, change the amount or kind of merger consideration set forth in Section 2.2.

     7.5 Amendment or Supplement. This Agreement may be amended or supplemented at any time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 7.4 hereto.

     7.6 Termination Fee. If, within 12 calendar months following the date of termination of this Agreement, an entity or person other than CBSI or an affiliate of CBSI, enters into an agreement with Citizens Bank pursuant to which such entity or person or affiliate would (i) merge or consolidate, or enter into any similar transaction, with Citizens Bank, (ii) acquire all or substantially all of the assets of Citizens Bank, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Citizens Bank Common Stock, then Citizens Bank shall immediately pay to CBSI a fee of up to $75,000 to reimburse CBSI and Community Bank for its costs and expenses, including professional fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby. Nothing in this Section 7.6 shall constitute a waiver or limitation, in whole or in part, of any legal or equitable rights which CBSI may possess against any person or affiliate relating to this Agreement, or relating to CBSI's relationship with Citizens Bank or for any act or omission of such person or affiliate, including any tortious interference with this Agreement or otherwise wrongfully inducing or causing any breach of any such agreement. The provisions of this Section 7.6 shall not apply in the event of termination of this Agreement pursuant to (i) Section 7.1(a),
(ii) Section 7.1(b) on account of an unremedied material breach by CBSI, (iii)
Section 7.1(c) or (d), or (iv) Section 7.1(e) (unless the failure to close shall be due to the failure of Citizens Bank to perform or observe any of its obligations set forth in this Agreement required to be performed or observed by Citizens Bank on or before the Closing Date).

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Expenses. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that CBSI and Citizens Bank each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

     8.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Agreement and the Plan of Merger, taken together, shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

     8.3 No Assignment. No party hereto may assign any of its rights or obligations under this Agreement to any other person.

     8.4 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, CBSI may, with the written consent of Citizens Bank, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of Citizens Bank set forth herein, provided, that (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 6.1(g) hereof, (ii) the consideration to be paid to the holders of the Citizens Bank Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iii) such modification will not materially delay or jeopardize the consummation of the transactions contemplated by the Agreement and the Plan of Merger.

     8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

        If to Citizens Bank:

           The Citizens National Bank of Malone
           6 Elm Street
           Malone, New York 12953
           Attn: Paul M. Cantwell, Jr.
                President

        With a required copy to:

           Mackenzie, Smith, Lewis, Michell & Hughes, LLP
           600 M&T Building
           Syracuse, New York 13221
           Attn: Edward J. Moses, Esq.

        If to CBSI or Community Bank:

           Community Bank, N.A.
           5790 Widewaters Parkway
           Dewitt, New York 13214
           Attn: Sanford A. Belden
                President and Chief Executive Officer

        With a required copy to:

           Bond, Schoeneck & King, LLP
           One Lincoln Center
           Syracuse, New York 13202
           Attn: George J. Getman, Esq.

     8.6 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     8.7 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

               [Remainder of this page left intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

                                          COMMUNITY BANK SYSTEM, INC.

                                          /s/ SANFORD A. BELDEN
                                          --------------------------------------
                                          Sanford A. Belden
                                          President and Chief Executive Officer

                                          COMMUNITY BANK, N.A.

                                          /s/ SANFORD A. BELDEN
                                          --------------------------------------
                                          Sanford A. Belden
                                          President and Chief Executive Officer

                                          THE CITIZENS NATIONAL BANK
                                            OF MALONE

                                          /s/ PAUL M. CANTWELL, JR.
                                          --------------------------------------
                                          Paul M. Cantwell, Jr.
                                          President

                                                                         ANNEX B

               SECTION 215a OF TITLE 12 OF THE UNITED STATES CODE

MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

(a) APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; MERGER AGREEMENT; NOTICE CAPITAL STOCK; LIABILITY OF RECEIVING ASSOCIATION

     One or more national banking associations or one more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the character of the receiving association. The merger agreement shall --

          (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

          (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

          (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

          (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(b) DISSENTING SHAREHOLDERS

     If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) VALUATION OF SHARES

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS; APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

     If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

(e) STATUS OF RECEIVING ASSOCIATION; PROPERTY RIGHTS AND INTERESTS VESTED AND HELD AS FIDUCIARY

     The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

(f) REMOVAL AS FIDUCIARY; DISCRIMINATION

     Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

(g) ISSUANCE OF STOCK BY RECEIVING ASSOCIATION; PREEMPTIVE RIGHTS

     Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

                                    PART II:

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation.

     The Registrant's By-laws provide indemnity to the Registrant's directors and officers in such capacity or as directors or officers of a wholly-owned subsidiary of the Registrant for liability resulting from judgments, fines, expenses or settlement amounts actually and reasonably incurred in connection with any action brought against such person in such capacity to the fullest extent and in the manner set forth in and permitted by the Delaware General Corporation Law, and any other applicable law, as from time to time in effect. Under Delaware law and the By-laws, no indemnification may be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant or of such subsidiary.

     In addition, as permitted under Delaware law, the Registrant maintains liability insurance covering directors and officers of the Registrant and its subsidiaries.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed as part of this Registration
Statement:

EXHIBIT
NUMBER                                       DESCRIPTION OF EXHIBIT
-------                                      ----------------------
 2.1      Agreement and Plan of Merger, dated September 26, 2000, by and among the Registrant,
          Community Bank, N.A. and The Citizens National Bank of Malone(1)
 3.1      Certificate of Incorporation, as amended, of the Registrant
 3.2      Bylaws, as amended, of the Registrant
 5.1      Opinion of Bond, Schoeneck & King, LLP as to the validity of the securities being registered
 8.1      Opinion of PricewaterhouseCoopers, LLP as to tax matters
10.1      Form of Agreement between Community Bank, N.A. and directors of The Citizens National Bank of Malone
10.2      Form of Consulting Agreement between Community Bank, N.A. and Paul M. Cantwell, Jr.
23.1      Consent of PricewaterhouseCoopers LLP
23.2      Consent of Bond, Schoeneck & King, LLP (included in Exhibit 5.1)
23.3      Consent of PricewaterhouseCoopers LLP (included in Exhibit 8.1)
23.4      Consent of Mackenzie Smith Lewis Michell & Hughes LLP
23.5      Consent of Crowe, Chizek and Company LLP
24.1      Power of Attorney (included in signature page)
99.1      Form of proxy card

---------------
(1) Attached as Annex A to the proxy statement/prospectus included in this Registration Statement on Form S-4.

     (b) Not applicable.

     (c) Not applicable.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in DeWitt, New York on this 20th day of October, 2000.

                                          COMMUNITY BANK SYSTEM, INC.

                                          By: /s/ SANFORD A. BELDEN
                                            ------------------------------------
                                            Name: Sanford A. Belden
                                            Title:   President and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints each of Sanford
A. Belden and David G. Wallace, severally, acting alone and without the other, his true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-4, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
               /S/ SANFORD A. BELDEN                 Director, President and Chief     October 20, 2000
---------------------------------------------------    Executive Officer (Principal
                 Sanford A. Belden                     Executive Officer)

               /S/ DAVID G. WALLACE                  Treasurer                         October 20, 2000
---------------------------------------------------    (Principal Financial Officer)
                 David G. Wallace

               /S/ CHARLES M. ERTEL                  Assistant Treasurer               October 20, 2000
---------------------------------------------------    (Principal Accounting Officer)
                 Charles M. Ertel

                /S/ JOHN M. BURGESS                  Director                          October 20, 2000
---------------------------------------------------
                  John M. Burgess

              /S/ RICHARD C. CUMMINGS                Director                          October 20, 2000
---------------------------------------------------
                Richard C. Cummings

              /S/ WILLIAM M. DEMPSEY                 Director                          October 20, 2000
---------------------------------------------------
                William M. Dempsey

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
              /S/ NICHOLAS A. DICERBO                Director                          October 20, 2000
---------------------------------------------------
                Nicholas A. Dicerbo

               /S/ JAMES A. GABRIEL                  Director                          October 20, 2000
---------------------------------------------------
                 James A. Gabriel

                /S/ LEE T. HIRSCHEY                  Director                          October 20, 2000
---------------------------------------------------
                  Lee T. Hirschey

              /S/ DAVID C. PATTERSON                 Director                          October 20, 2000
---------------------------------------------------
                David C. Patterson

               /S/ WILLIAM N. SLOAN                  Director                          October 20, 2000
---------------------------------------------------
                 William N. Sloan